Exhibit 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY

This SECOND AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SUBSIDIARY GUARANTY (this “Amendment”), dated as of December 19, 2013, is entered into by and among URS CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto as borrowers (each a “Designated Borrower” and, together with the Company, the “Borrowers”), certain Subsidiaries of the Company party hereto as Subsidiary Guarantors (the “Subsidiary Guarantors”), each of the Lenders party hereto (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”), Swing Line Lender and an L/C Issuer.

RECITALS

WHEREAS, the Borrowers, certain financial institutions party thereto and the Administrative Agent, among others, are parties to that certain Credit Agreement dated as of October 19, 2011, (as amended by that certain First Amendment to Credit Agreement dated as of May 23, 2013 and as further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement and Subsidiary Guaranty (collectively, the “Subject Documents”) to (a) extend the existing Maturity Date, (b) provide for limitations on the guarantee in the Subsidiary Guaranty of any Hedge Agreements by any guarantor that is not an “eligible contract participant” under the Commodity Exchange Act and (c) provide for such other matters set forth herein, each as more specifically set forth below. Subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto have agreed to amend the Subject Documents pursuant to the Borrowers’ request.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Credit Agreement.

2. Interpretation. The rules of interpretation set forth in Sections 1.02 through 1.09 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3. Amendments to Credit Agreement. Subject to the terms and conditions hereof and with effect from and after the Amendment Effective Date (defined below):

(a) The Credit Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Annex A, it being understood that this Amendment shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Credit Agreement as in effect prior to this Amendment.

(b) Schedule 2.01 to the Credit Agreement is hereby amended by replacing the existing schedule with the Schedule 2.01 attached hereto as Annex B. Each Lender agrees that it shall have a Commitment as set forth on such Schedule after giving effect to any reallocations thereof on the Amendment Effective Date, and the applicable Lenders and the Administrative Agent shall make all payments and adjustments necessary to effect such reallocation (and the Company shall pay any and all costs required pursuant to Section 3.05 of the Credit Agreement, to the extent requested, in connection with such reallocation as if such reallocation were a repayment).

4. Amendments to Subsidiary Guaranty. Subject to the terms and conditions hereof and with effect from and after the Amendment Effective Date:

(a) Amendment to Section 1. Section 1 of the Subsidiary Guaranty is hereby amended by (i) deleting the second paragraph of such Section in its entirety and (ii) adding the following to the end of the second sentence of the first paragraph of such Section right after “and Hedge Agreements”:

“; provided that the “Guaranteed Liabilities” shall exclude any Excluded Swap Obligations”

(b) New Section 29. A new Section 29 is hereby added to the Subsidiary Guaranty to read in its entirety as follows:

“29. Keepwell. Each Loan Party that is a Qualified ECP Guarantor (defined below) at the time any guarantee by any Specified Loan Party (defined below) becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligations as may be needed from time to time by such Specified Loan Party to honor all of its obligations under this Subsidiary Guaranty in respect of such Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Subject to Section 13, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until (i) the Aggregate Commitments have terminated, (ii) all Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Cash Management Agreements and Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made) and (iii) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made). Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each Specified Loan Party for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, (i) “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time the relevant guarantee becomes effective with respect to such Swap Obligation and can cause another person to qualify as an “eligible contract participant” at such time under § 1a(18)(A)(v)(II) of the Commodity Exchange Act; and (ii) “Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder (determined prior to giving effect to this Section 29).”

5. Representations and Warranties. The Borrowers (with respect to each of the clauses below) and each of the other Loan Parties (with respect to the representations and warranties in clauses (b), (c) and (d) below) hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(a) no Default has occurred and is continuing (or would result from the amendments contemplated hereby);

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(b) the execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable, except as have been obtained or to the extent that failure to so obtain could not reasonably be expected to have a Material Adverse Effect;

(c) this Amendment constitutes the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights or by equitable principles or principles of public order relating to enforceability; and

(d) all representations and warranties of (i) the Borrowers contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection thereunder or under the Credit Agreement, are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date, and except that for purposes of this Section 5(d), the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

6. Amendment Effective Date. This Amendment will become effective on the date on which each of the following conditions has been satisfied (the “Amendment Effective Date”):

(a) the Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “PDFs” (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent, the Lead Arrangers and each of the Lenders:

(i) duly executed counterparts of this Amendment from each Loan Party, the Administrative Agent and each Lender;

(ii) such documents, certifications and other evidence as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized and formed, and that each Loan Party is validly existing, in good standing (or the equivalent thereof with respect to Foreign Borrowers, to the extent applicable) and qualified to engage in business in its jurisdiction of formation;

(iii) favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the enforceability of this Amendment and the Loan Documents as amended hereby, and such other matters as the Administrative Agent may reasonably request;

(iv) a certificate signed by a Responsible Officer of the Company certifying that (A) the conditions specified in this Section 6 have been satisfied, (B) the representations and warranties contained in Section 5 are true and correct in all material respects (or, the extent modified by a materiality qualifier or Material Adverse Effect, in all respects) on and as of the Amendment Effective Date and (C) no Default has occurred and is continuing either before or after giving effect to this Amendment; and

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(v) to the extent requested by the Administrative Agent or any Lender at least 5 days prior to the Amendment Effective Date, any other documentation or information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(b) All fees required to be paid on or before the Amendment Effective Date to (i) the Administrative Agent and/or the Arrangers and (ii) the Lenders pursuant to either of (A) that certain fee letter agreement dated as of November 14, 2013 among the Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or (B) that certain fee letter agreement dated as of November 14, 2013 among the Company, Wells Fargo and Wells Fargo Securities, LLC, shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of a single counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

For purposes of determining compliance with the conditions specified in this Section 6, each Lender that has executed this Amendment and delivered it to the Administrative Agent shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent, or made available for inspection, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

7. Miscellaneous.

(a) Except as herein expressly amended, all terms, covenants and provisions of the Subject Documents are and shall remain in full force and effect and all references therein to such applicable Subject Document shall henceforth refer to such Subject Document as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Subject Documents.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c) THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 11.14 AND 11.15 OF THE CREDIT AGREEMENT (AS AMENDED HEREBY) RELATING TO GOVERNING LAW, VENUE AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party hereto or thereto either in the form of an

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executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and the receipt by the Administrative Agent of a facsimile transmitted document purportedly bearing the signature of a Lender or the Borrowers shall bind such Lender or the Borrowers, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Administrative Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Administrative Agent.

(e) This Amendment, together with the Subject Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 11.01 of the Credit Agreement (as amended hereby).

(f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Subject Documents, respectively.

(g) From and after the Amendment Effective Date, the Subject Documents are amended as set forth herein. Except as expressly amended pursuant hereto, the Subject Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall constitute a “Loan Document” under and as defined in the Credit Agreement.

[Remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

URS CORPORATION, as Company and a Borrower

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Executive Vice President and CFO

URS CANADIAN OPERATIONS LTD., as a Borrower

By:	/s/ Randolph J. Hill

Name:	Randolph J. Hill

Title:	President

URS INTERNATIONAL HOLDINGS (UK) LIMITED, as a Borrower

By:	/s/ Randolph J. Hill

Name:	Randolph J. Hill

Title:	Director

URS LUXEMBOURG LLP, as a Borrower

By:	/s/ Joy Lynn Harris

Name:	Joy Lynn Harris

Title:	Authorised Representative

URS INFRASTRUCTURE & ENVIRONMENT UK LIMITED, as a Borrower

By:	/s/ Abraham Marrett

Name:	Abraham Marrett

Title:	Director

URS CORPORATION GROUP LIMITED, as a Borrower

By:	/s/ Abraham Marrett

Name:	Abraham Marrett

Title:	Director

FLINT ENERGY SERVICES LTD., as a Borrower

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Executive Vice President

EXECUTED by URS ASIA PACIFIC PTY LTD (ACN 102 335 928) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Darren Cunliffe	/s/ Kevin Buckley

Signature of director	Signature of company secretary/director

Darren Cunliffe	Kevin Buckley

Name of director	Name of company secretary/director

EXECUTED by URS AUSTRALIA PTY LTD (ACN 000 691 690) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Darren Cunliffe	/s/ Kevin Buckley

Signature of director	Signature of company secretary/director

Darren Cunliffe	Kevin Buckley

Name of director	Name of company secretary/director

SUBSIDIARY GUARANTORS:

AMAN ENVIRONMENTAL CONSTRUCTION, INC.
B.P. BARBER & ASSOCIATES, INC.
E.C. DRIVER & ASSOCIATES, INC.
FORERUNNER CORPORATION
URS CONSTRUCTION SERVICES, INC.
URS CORPORATION - NORTH CAROLINA
URS CORPORATION (NEVADA)
URS CORPORATION GREAT LAKES
URS CORPORATION SOUTHERN
URS CORPORATION - OHIO
URS E&C HOLDINGS, INC.
URS ENERGY & CONSTRUCTION, INC.
URS GROUP, INC.
URS HOLDINGS, INC.
URS INTERNATIONAL, INC.
URS INTERNATIONAL PROJECTS, INC.
WGI GLOBAL INC.
URS ALASKA, LLC
WASHINGTON GOVERNMENT ENVIRONMENTAL SERVICES COMPANY LLC
WASHINGTON OHIO SERVICES LLC

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Vice President and CFO

URS FOX US LP

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Authorized Representative

SUBSIDIARY GUARANTORS (CONT.):

URS GLOBAL HOLDINGS, INC.

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	President

URS RESOURCES LLC

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Member Representative

WASHINGTON DEMILITARIZATION COMPANY, LLC

By:	/s/ H. Thomas Hicks

Name:	H. Thomas Hicks

Title:	Vice President

EG&G DEFENSE MATERIALS, INC.
LEAR SIEGLER LOGISTICS INTERNATIONAL, INC.
URS FEDERAL SERVICES, INC.
URS FEDERAL SERVICES INTERNATIONAL, INC.
URS FEDERAL SUPPORT SERVICES, INC.
URS FEDERAL TECHNICAL SERVICES, INC.

By:	/s/ Randall A. Wotring

Name:	Randall A. Wotring

Title:	President

SUBSIDIARY GUARANTORS (CONT.):

RUST CONTRUCTORS INC.
URS NUCLEAR LLC
URS PROFESSIONAL SOLUTIONS LLC

By:	/s/ Judy L. Rodgers

Name:	Judy L. Rodgers

Title:	Vice President and Treasurer

CLEVELAND WRECKING COMPANY

By:	/s/ William Torres

Name:	William Torres

Title:	President

SIGNET TESTING LABORATORIES, INC.

By:	/s/ Wayne Pietz

Name:	Wayne Pietz

Title:	President

URS CORPORATION – NEW YORK

By:	/s/ Thomas Clancy

Name:	Thomas Clancy

Title:	Chief Executive Officer - Engineering

URS OPERATING SERVICES, INC.

By:	/s/ Gary Jandegian

Name:	Gary Jandegian

Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender

By:	/s/ S. Michael St. Geme

Name:	S. Michael St. Geme

Title:	Managing Director

BANK OF AMERICA, N.A.,
as Lender and L/C Issuer

By:	/s/ Arthur Ng

Name:	Arthur Ng

Title:	Vice President

BNP PARIBAS, as a Lender

By:	/s/ Nicolas Rabier

Name:	Nicolas Rabier

Title:	Managing Director

By:	/s/ Brendan Heneghan

Name:	Brendan Heneghan

Title:	Vice President

BANK OF THE WEST, as a Lender

By:	/s/ Rochelle Dineen

Name:	Rochelle Dineen

Title:	Director

CITIBANK, N.A., as a Lender

By:	/s/ Brian Reed

Name:	Brian Reed

Title:	Vice President

MIZUHO BANK, LTD., as a Lender

By:	/s/ Leon Mo

Name:	Leon Mo

Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Katherine M. Wolfe

Name:	Katherine M. Wolfe

Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Conan Schleicher

Name:	Conan Schleicher

Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Lender

By:	/s/ Joseph Rauhala

Name:	Joseph Rauhala

Title:	Principal Officer

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ David W. Kee

Name:	David W. Kee

Title:	Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ Vinay Desai

Name:	Vinay Desai

Title:	Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Lauren Hom

Name:	Lauren Hom

Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Troy R. Weaver

Name:	Troy R. Weaver

Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Emily Freedman

Name:	Emily Freedman

Title:	Vice President

BMO HARRIS FINANCING, INC., as a Lender

By:	/s/ John Armstrong

Name:	John Armstrong

Title:	Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By:	/s/ Robert Grillo

Name:	Robert Grillo

Title:	Director

TD BANK, N.A., as a Lender

By:	/s/ Craig Welch

Name:	Craig Welch

Title:	Senior Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Tom Burton

Name:	Tom Burton

Title:	Authorised Signatory

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Richard Yarnold

Name:	Richard Yarnold

Title:	Senior Relationship Manager, Corporate & Institutional Banking

CAPITAL ONE, N.A., as a Lender

By:	/s/ Gina Monette

Name:	Gina Monette

Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Jeffrey S. Malkiewicz

Name:	Jeffrey S. Malkiewicz

Title:	Relationship Manager

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John Lascody

Name:	John Lascody

Title:	Vice President

CITY NATIONAL BANK, as a Lender

By:	/s/ Jeanine Smith

Name:	Jeanine Smith

Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Kang Yang

Name:	Kang Yang

Title:	Vice President & General Manager

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Edward Chen

Name:	Edward Chen

Title:	Senior VP & General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Angela Chen

Name:	Angela Chen

Title:	VP & DGM

BANK OF TAIWAN, LOS ANGELES BRANCH, as a Lender

By:	/s/ Chie-Shen Tsao

Name:	Chie-Shen Tsao

Title:	Assistant Vice President & Deputy General Manager

ANNEX A

CONFORMED CREDIT AGREEMENT

See Attached.

Published CUSIP Number: 91728VAN9

Revolving Credit CUSIP Number: 91728VAP6

Revolving Credit CUSIP Number: 91728VAR2

Term Loan Facility CUSIP Number: 91728VAQ4

AMENDED CREDIT AGREEMENT

Dated as of October 19, 2011, as amended pursuant to the First Amendment on May 23, 2013 and as further amended pursuant to the Second Amendment on December 19, 2013 among

URS CORPORATION,

and

CERTAIN SUBSIDIARIES,

as Borrowers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender

and an

L/C Issuer,

BANK OF AMERICA, N.A.,

BNP PARIBAS,

and

CITIBANK, N.A.,

as

Syndication Agents

MIZUHO CORPORATE BANK, LTD,

as

Documentation Agent

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

BNP PARIBAS SECURITIES CORP.,

and

CITIGROUP GLOBAL MARKETS INC.,

as

Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as

Joint Book Managers

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ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	93
4.02	Conditions to all Credit Extensions	95

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	96
5.02	Authorization; No Contravention	96
5.03	Governmental Authorization; Other Consents	97
5.04	Binding Effect	97
5.05	Financial Statements; No Material Adverse Effect	97
5.06	Litigation	98
5.07	No Default	98
5.08	Ownership of Property; Liens	98
5.09	Environmental Compliance	98
5.10	Insurance	98
5.11	Taxes	98
5.12	ERISA Compliance and other Canadian Pension Plan matters	99
5.13	Subsidiaries; Equity Interests	100
5.14	Margin Regulations; Investment Company Act	100
5.15	Disclosure	100
5.16	Compliance with Laws	101
5.17	Taxpayer Identification Number; Other Identifying Information	101
5.18	Intellectual Property; Licenses, Etc.	101
5.19	Representations as to Foreign Obligors	101
5.20	Solvency	102
5.21	OFAC	102

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	103
6.02	Certificates; Other Information	104
6.03	Notices	105
6.04	Payment of Taxes and Claims	106
6.05	Preservation of Existence, Etc.	106
6.06	Maintenance of Properties	106
6.07	Maintenance of Insurance	106
6.08	Compliance with Laws	107
6.09	Books and Records	107
6.10	Inspection Rights	107
6.11	Use of Proceeds	107
6.12	Corporate Ratings	107
6.13	[Reserved]	108

6.14	Designation and Notices of Subsidiaries	108
6.15	Notices Regarding Subsidiaries; Covenant to Guarantee	108
6.16	Approvals and Authorizations	109
6.17	Personal Property Securities Act 2009 (Cth)	109

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	109
7.02	Investments	111
7.03	Indebtedness	112
7.04	Contingent Obligations	114
7.05	Fundamental Changes	115
7.06	Dispositions	116
7.07	Restricted Payments	117
7.08	Change in Nature of Business	118
7.09	Transactions with Affiliates	118
7.10	Financial Covenants	118
7.11	Change In Fiscal Year	119

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	119
8.02	Remedies Upon Event of Default	121
8.03	Application of Funds	121

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	122
9.02	Rights as a Lender	123
9.03	Exculpatory Provisions	123
9.04	Reliance by Administrative Agent	124
9.05	Delegation of Duties	124
9.06	Resignation of Administrative Agent	124
9.07	Non-Reliance on Administrative Agent and Other Lenders	126
9.08	No Other Duties, Etc.	126
9.09	Administrative Agent May File Proofs of Claim	126
9.10	Guaranty Matters	127
9.11	Cash Management Agreements and Hedge Agreements	127

ARTICLE X.
COLLECTION ALLOCATION MECHANISM

10.01	Implementation of CAM	128
10.02	Letters of Credit	129
10.03	No Additional Obligations of Loan Parties	129

ARTICLE XI.
MISCELLANEOUS
11.01	Amendments, Etc.	129
11.02	Notices; Effectiveness; Electronic Communication	132
11.03	No Waiver; Cumulative Remedies; Enforcement	134
11.04	Expenses; Indemnity; Damage Waiver	135
11.05	Payments Set Aside	137
11.06	Successors and Assigns	137
11.07	Treatment of Certain Information; Confidentiality	142
11.08	Right of Setoff	144
11.09	Interest Rate Limitation	144
11.10	Counterparts; Integration; Effectiveness	144
11.11	Survival of Representations and Warranties	145
11.12	Severability	145
11.13	Replacement of Lenders	145
11.14	Governing Law; Jurisdiction; Etc.	146
11.15	Waiver of Jury Trial	147
11.16	No Advisory or Fiduciary Responsibility	148
11.17	Electronic Execution of Assignments and Certain Other Documents	148
11.18	USA PATRIOT Act Notice	148
11.19	Judgment Currency	149
11.20	Release of Guaranty	149

SIGNATURES		S-1

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Mandatory Cost Formulae
1.06	Additional Alternative Currencies
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.04	Existing Contingent Obligations
7.09	Transactions with Affiliates
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Company Guaranty
G	Subsidiary Guaranty
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice

v

AMENDED CREDIT AGREEMENT

This AMENDED CREDIT AGREEMENT is entered into as of October 19, 2011, amended pursuant to that certain First Amendment as of May 23, 2013 and further amended pursuant to that certain Second Amendment as of December 19, 2013 (this “Agreement”), among URS CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrowers have requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.18.

“Additional Letter of Credit Facility” and “Additional Letter of Credit Facilities” have the meanings specified in Section 2.03(o).

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternative Currency” means each of Euro, British pound sterling, Japanese yen, Swiss franc, Canadian dollar, Australian dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Loan Sublimit” means an amount equal to the lesser of the Multicurrency Revolving Credit Facility and $500,000,000. The Alternative Currency Loan Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Alternative Currency Sublimit” means an amount equal to the lesser of 80% of the Revolving Credit Facility and $800,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Applicable Multicurrency Revolving Credit Percentage” means, with respect to any Multicurrency Revolving Credit Lender at any time, such Multicurrency Revolving Credit Lender’s Applicable Percentage in respect of the Multicurrency Revolving Credit Facility at such time.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the twelfth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, (b) in respect of the Multicurrency Revolving Credit Facility, with respect to any Multicurrency Revolving Credit Lender at any time, the percentage (carried out to the twelfth decimal place) of the Multicurrency Revolving Credit Facility represented by such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18, (c) in respect of the US Dollar Revolving Credit Facility, with respect to any US Dollar Revolving Credit Lender at any time, the percentage (carried out to the twelfth decimal place) of the US Dollar Revolving Credit Facility represented by such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18, and (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the twelfth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the applicable Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the applicable Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the higher Pricing Level (with Pricing Level 1 being the highest and Pricing Level 5 being the lowest) determined by (a) the Debt Rating and (b) the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Consolidated Leverage Ratio	Eurocurrency Rate Loans/Financial Letter of Credit Fee	Base Rate Loans	Performance Letter of Credit Fee / Commercial Letter of Credit Fee	Commitment Fee
1	BBB+/Baa1 or higher	< 0.50 to 1.00	1.125%	0.125%	0.70%	0.125%

2	BBB/Baa2	≥0.50 to 1.00 but <1.00 to 1.00	1.25%	0.25%	0.75%	0.150%

3	BBB-/Baa3	≥1.00 to 1.00 but <1.50 to 1.00	1.50%	0.50%	0.85%	0.20%

4	BB+/Ba1	≥1.50 to 1.00 but <2.25 to 1.00	1.75%	0.75%	1.00%	0.25%

5	BB/Ba2 or lower	≥2.25 to 1.00	2.00%	1.00%	1.20%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, the Pricing Level that is determined with respect to the Consolidated Leverage Ratio shall be deemed to be Pricing Level 5 as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain Pricing Level 5 until the date on which such Compliance Certificate is delivered, it being understood that such event shall not affect the Pricing Level that is determined by reference to the Debt Rating.

“Debt Rating” means, as of any date of determination, the S&P Rating and the Moody’s Rating (collectively, the “Debt Ratings”); provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the applicable Pricing Level to be determined by reference to the Debt Rating shall be the Pricing Level for the higher of such Debt Ratings (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the applicable Pricing Level to be determined by reference to the Debt Rating shall be the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating; (c) if the Company has only one Debt Rating, then the applicable Pricing Level to be determined by reference to the Debt Rating shall be the Pricing Level that is one level lower than that of such Debt Rating; and (d) if the Company does not have any Debt Rating, then the applicable Pricing Level to be determined by reference to the Debt Rating shall be Pricing Level 5. In any case, the Pricing Level determined by reference to the Debt Rating shall not have any effect on the Pricing Level determined by reference to the Consolidated Leverage Ratio.

Initially, the Pricing Level with respect to determining the Pricing Level calculated using the Debt Rating shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in determining the Pricing Level based on the Debt Rating resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding anything to the contrary in this definition, (a) the Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending December 31, 2011, shall be determined based upon Pricing Level 2, and (b) the determination of the Pricing Level determined by reference to the Consolidated Leverage Ratio for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to Letters of Credit, (i) the applicable L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Multicurrency Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Multicurrency Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means each of Australia, Canada, Luxembourg and England and Wales and any political subdivision of any of such countries; provided that if any Revolving Credit Lender notifies the Administrative Agent after the Closing Date as a result of a Change in Law that it is unlawful for such Revolving Credit Lender to lend to a Borrower organized in any such jurisdiction, such jurisdiction shall cease to be an Approved Jurisdiction.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, BNP Paribas Securities Corp. and Citigroup Global Markets Inc., each in its capacity as a joint lead arranger.

“Asset Sale” means the Disposition by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries of (a) any of the Equity Interests of any of the Company’s Subsidiaries (other than any Equity Interests sold to licensed professionals employed by such Subsidiary in order to comply with licensing laws or any Equity Interests sold to qualify directors if required by applicable law) or (b) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than Dispositions (i) of inventory in the ordinary course of business, (ii) of Cash and cash equivalents, (iii) of accounts receivable in the ordinary course of business for purposes of bad debt collection, (iv) of excess, surplus or obsolete property in the ordinary course of business, (v) in connection with a sale and leaseback of property entered into within 180 days of the acquisition of such property, and (vi) of any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $20,000,000 or less).

“Asset Sale Amount” means, for any fiscal year of the Company (without carryover to any ensuing fiscal year of the Company), an amount equal to 7.5% of the consolidated tangible assets of the Company and its Subsidiaries as of either (i) for any fiscal year, until delivery of the annual financial statements for the preceding fiscal year, the last day of the third quarter of such preceding fiscal year and (ii) thereafter, the last day of the immediately preceding fiscal year.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness”, as applied to any Person, means, with respect to any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of that Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars and shall be made to the Company or a Designated Borrower that is a Domestic Subsidiary.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, California or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CAM Exchange” means the exchange of the CAM Exchange Parties’ interests provided for in Section 10.01.

“CAM Exchange Date” means the date on which both a Foreign Subsidiary has Obligations under any of the Loan Documents (including under any Incremental Increase or any Additional Letter of Credit Facility) and either (a) there shall occur any event described in Section 8.01(f) or (g) with respect to any Loan Party or (b) an acceleration of the maturity of the Loans pursuant to Section 8.02 shall occur.

“CAM Exchange Party” means, as of the CAM Exchange Date, any Person that is a Lender or a lender or issuing bank under any outstanding Incremental Term Loans and/or Additional Letter of Credit Facility.

“CAM Percentage” means, as to each CAM Exchange Party a fraction, expressed as a decimal to 10 decimal places, of which (a) the numerator shall be the aggregate Designated Obligations owed to such CAM Exchange Party, and (b) the denominator shall be the aggregate Designated Obligations owed to all the CAM Exchange Parties. For purposes of computing any CAM Percentage, all Designated Obligations which shall be denominated in an Alternative Currency shall, for purposes of this calculation, be deemed converted into Dollars at the Spot Rate in effect on the CAM Exchange Date.

“Canadian Multiemployer Plan” means a “multi-employer pension plan” as defined by Canadian Pension Laws and registered in accordance with Canadian Pension Laws and as to which the Company or any of its Subsidiaries is making, or is accruing an obligation to make contributions and shall not include any Multiemployer Plan.

“Canadian Pension Laws” means the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) or similar Law of any other Canadian federal or provincial jurisdiction applicable to a Canadian Pension Plan or a Canadian Multiemployer Plan.

“Canadian Pension Plan” means any employee benefit plan that is maintained for the benefit of employees or former employees of the Company or any of its Subsidiaries, other than a Canadian Multiemployer Plan, which is registered in accordance with Canadian Pension Laws and shall not include any Pension Plan.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in a deposit account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, for any period, Interest Expense for such period, excluding, however, the following (to the extent otherwise included in Interest Expense for such period): (a) any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs) and (b) the portion of Interest Expense attributable to Non-Recourse Indebtedness to the extent the net income of the obligor of such Non-Recourse Indebtedness has been excluded from the calculation of Net Income.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, and (b) any Lender (or any Affiliate of such a Lender) that is a party to a Cash Management Agreement on the Closing Date, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means October 19, 2011.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Agreement” means any commodity swap agreement, futures contract, commodity option contract or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.) and any successor statute.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of the four prior fiscal quarters most recently ended for which financial statements have been delivered, or are required to be delivered pursuant to Section 6.01(a) or 6.01(b) to (b) Cash Interest Expense for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt as of such date to (b) EBITDA for the period of the four fiscal quarters most recently ended for which financial statements have been delivered, or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Consolidated Net Worth” means, as of any date, the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP as of the last day of the most recent fiscal quarter for which financial statements have been delivered, or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation in the form of a letter of credit or a guaranty of a specified amount shall be equal to the face amount of the letter of credit or the amount of the obligation so guaranteed or otherwise supported, as the case may be, or, if less, the amount to which such Contingent Obligation is specifically limited. The amount of any Contingent Obligation which is not in the form of a guaranty of a specified amount shall be equal to the reasonably anticipated maximum amount of such Contingent Obligation as determined by the Company in good faith, net of reasonably anticipated insurance, set off and other recovery relating thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Insolvency Act 1986 of England and Wales (as amended by the Enterprise Act 2002), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, England and Wales or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or, in the case of any Revolving Credit Lender, its participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless (solely in the case of a failure to fund any portion of its Loans) such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Company, each L/C Issuer, the Swing Line Lender and each Lender.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Obligations” means all Obligations of the Loan Parties in respect of (a) accrued and unpaid (i) principal of and interest on the Loans, (ii) Letter of Credit Fees and (iii) Commitment Fees, and (b) all Unreimbursed Amounts (including the amounts of any funded L/C Advances) and interest thereon, in each case whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Borrower” means the Company and each Designated Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Drawing Notice” has the meaning specified in Section 2.03(c)(i).

“EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (a) Net Income, (b) Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) fees, costs and expenses incurred on or prior to the Closing Date in connection with the transactions contemplated hereunder and fees, costs and expenses incurred prior to the Second Amendment Effective Date in connection with the transactions contemplated under the Second Amendment, (g) non-recurring fees, costs and expenses incurred in connection with consummated Permitted Acquisitions so long as all amounts added back pursuant to this clause (g) for any period do not constitute more than 7.5% of EBITDA as calculated for such period, and (h) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), but only, in the case of clauses (b)-(h), to the extent deducted in the calculation of Net Income, less other non-cash items added in the calculation of Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), all of the foregoing as determined for the Company on a consolidated basis in conformity with GAAP, to the extent applicable; provided that all components of EBITDA for such period shall include or exclude, as the case may be, without duplication, such components of EBITDA attributable to any Permitted Acquisition consummated during such period or any business or assets that have been disposed of after the first day of such period and prior to the end of such period, in each case as determined on a pro forma basis, in accordance with Regulation S-X promulgated by the SEC, or as may be agreed upon by the Company and the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v), (vii) and (viii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” pursuant to Section 4241 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered “at-risk” within the meaning of Section 303(i)

of ERISA or that any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR”, each mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, and if any such rate is below zero, then the “Eurocurrency Rate” shall be deemed to be zero;

(b) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Rate or the successor thereto as approved by the Administrative Agent (“BBSY”) as published by Reuters (or such other commercially available source providing BBSY quotations as may be designated by the Administrative Agent from time to time) at approximately 10:00 a.m. (Sydney time) two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent) with a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, with a term equivalent to the number of months closest to such Interest Period);

(c) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Canadian dollars, the rate per annum determined by the Administrative Agent on the basis of an average rate applicable to Canadian dollar bankers’ acceptances having a maturity comparable to the applicable Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, at approximately 10:00 a.m. (Toronto time) on the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day); provided that if, for any reason, such rate does not appear on the Reuters Screen CDOR Page on such day, then the

“Eurocurrency Rate” on such day for any Eurocurrency Rate Loan denominated in Canadian dollars shall be calculated as the rate (rounded upwards to the nearest basis point) quoted by The Toronto-Dominion Bank (or its successors or assigns or such other bank listed in Schedule I to the Bank Act (Canada) as the Administrative Agent may from time to time designate) as its discount rate for the purchase of Canadian dollar bankers’ acceptances in an amount substantially equal to such Eurocurrency Rate Loan with a term comparable to such Interest Period at approximately 10:00 a.m. (Toronto time) on the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day); and

(d) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.”

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligations” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Subsidiary Guarantor of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell provisions contained in the Loan Documents and any other “keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder:

(a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by (i) the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) any Governmental Authority as a result of a present or former connection between such recipient and the jurisdiction of such Governmental Authority (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any of the Loan Documents, or sold or assigned an interest in any Loan or Loan Document);

(b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Borrower is located;

(c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii);

(d) with respect to amounts received from a Borrower that, at the time the applicable payment is made, is organized in a jurisdiction that is an Approved Jurisdiction, any withholding Tax that is required to be imposed by the jurisdiction in which such Borrower is organized that is imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto, except to the extent such withholding Tax is attributable to such Borrower’s failure or inability to make the filing referenced in clause (A) of Section 3.01(e)(vi) hereof with respect to any Lender that has provided such Lender’s scheme reference number and jurisdiction of tax residence to such Borrower (each a “Treaty Lender”) or to inform such Lender of the determination as required under clause (B) of Section 3.01(e)(vi) (for the avoidance of doubt, it being agreed and acknowledged by all parties hereto that, with respect to any Lender, any withholding Tax resulting from a Change in Law that becomes effective after such Lender become a party hereto is not an “Excluded Tax” nor is any withholding Tax that is attributable to any Borrower’s failure or inability to make the filing referenced in clause (A) of Section 3.01(e)(vi) hereof with respect to any Treaty Lender);

(e) in the case of a Foreign Lender, any United States federal withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 3.01(a); and

(f) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of November 15, 2007 by and among the Company, Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders, as amended through the Closing Date.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01(a), each of which was originally issued under the Existing Credit Agreement and shall constitute a Letter of Credit hereunder.

“Facility” means the Term Facility, the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, as the context may require, and “Facilities” means the collective reference to each such Facility.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Second Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the collective reference to (a) that certain fee letter agreement dated as of September 15, 2011 among the Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (b) that certain fee letter agreement dated as of September 15, 2011 among the Company, Wells Fargo and Wells Fargo Securities, LLC, (c) that certain fee letter agreement dated as of September 15, 2011 among the Company, BNP Paribas, Bank of the West and BNP Paribas Securities Corp., (d) that certain fee letter agreement dated as of September 15, 2011 between the Company and Citigroup Global Markets Inc., (e) that certain fee letter agreement dated as of November 14, 2013 among the Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (f) that certain fee letter agreement dated as of November 14, 2013 among the Company, Wells Fargo and Wells Fargo Securities, LLC.

“Financial Letter of Credit” means (a) any Existing Letter of Credit that is identified as a “Financial Letter of Credit” on Schedule 1.01(a) and (b) any other standby Letter of Credit that is not a Performance Letter of Credit.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary all or any portion of whose Equity Interests are owned directly by the Company or a Subsidiary Guarantor.

“Foreign Borrower” means a Designated Borrower that is a Foreign Subsidiary.

“Foreign Borrower Sublimit” means an amount equal to the lesser of the Revolving Credit Facility and $400,000,000. The Foreign Borrower Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States (or any political subdivision thereof).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Multicurrency Revolving Credit Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Multicurrency Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means the Company Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means a Commodity Agreement, an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in commodity prices, interest rates or currency values, respectively.

“Hedge Bank” means (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement, or (b) any Lender (or any Affiliate of such a Lender) that is a party to a Hedge Agreement on the Closing Date, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“HMRC DT Treaty Passport Scheme” means the United Kingdom HM Revenue & Customs DT Treaty Passport scheme for companies or other fiscally opaque entities resident in a country with which the United Kingdom has a double taxation treaty that provides for relief from United Kingdom income tax on interest arising in the United Kingdom.

“Hostile Acquisition” means an acquisition (a) of all or substantially all of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to the consummation of such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar or other appropriate action if such Person is not a corporation or (b) as to which, at the time of consummation of such acquisition, any such prior approval has been withdrawn.

“Increase Effective Date” has the meaning specified in Section 2.16(c).

“Incremental Increase” has the meaning specified in Section 2.16(a).

“Incremental Term Loan” has the meaning specified in Section 2.16(a).

“Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or provisions of other foreign law related to benefit plans), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, excluding, in the case of both clauses (i) and (ii), accounts payable from the Company and the Subsidiary Guarantors arising in the ordinary course of business, (e) Attributable Indebtedness, and (f) all indebtedness of the type described in clauses (a) through (e) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is Non-Recourse Indebtedness of that Person. Obligations under Commodity Agreements, Interest Rate Agreements and Currency Agreements constitute (A) in the case of Hedge Agreements, Contingent Obligations, and (B) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Taxes” means Taxes (including Other Taxes), other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indirect Tax” means any goods and services tax, value added tax or any tax of a similar nature.

“Information” has the meaning specified in Section 11.07.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company on a consolidated basis in conformity with GAAP with respect to all outstanding Indebtedness of the Company, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts payable to the Administrative Agent and the Lenders pursuant to Section 2.09 that are considered interest expense in accordance with GAAP, but excluding any such amounts payable pursuant to Section 2.09(b) on or before the Second Amendment Effective Date.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each fiscal quarter or fiscal year of the Company and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice, or such other period that is twelve months if requested by the Company and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, a guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, excluding (i) all trade accounts receivable and (ii) accounts receivable from the Company and Subsidiary Guarantors that arose in the ordinary course of business, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) Commodity Agreements, Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. For purposes of covenant compliance, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for amounts received with respect to such Investment (not to exceed the original cost of such Investment plus the cost of all additions thereto)).

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means, with respect to any Person, any joint venture, limited liability company, partnership or other similar arrangement, whether in corporate, partnership or other legal form, of which some portion is owned by a Person that is not an Affiliate of the Company.

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Multicurrency Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Multicurrency Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Multicurrency Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each Lender that is listed on the signature pages hereto as an “L/C Issuer” and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(l) hereof, each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (whether pursuant to Section 2.03(l), 2.03(m), 9.06, 11.06 or otherwise), but excluding any Lender that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal). References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers.

“L/C Issuer Sublimit” means (a) with respect to each L/C Issuer on the Closing Date, an amount equal to the amount set forth in an agreement between the Company and such L/C Issuer and set forth in a notice to the Administrative Agent, as such amount may be changed after the Closing Date in a written agreement between the Company and such L/C Issuer (with notice of any change in such amount to be promptly delivered to the Administrative Agent) and (b) with respect to any Lender becoming a L/C Issuer after the Closing Date, such amount as may be separately agreed in writing between such L/C Issuer and the Company from time to time (with notice of such amount and any change therein to be promptly delivered to the Administrative Agent), provided that the L/C Issuer Sublimit with respect to any Person that ceases to be an L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The L/C Obligations of (a) any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time, and (b) any particular L/C Issuer at any time shall mean the L/C Obligations allocable to Letters of Credit issued by such L/C Issuer.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder (including under any Additional Letter of Credit Facility), and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a Performance Letter of Credit or (except with respect to an Additional Letter of Credit Facility) a Financial Letter of Credit. Letters of Credit may be issued in Dollars or, subject to the Alternative Currency Sublimit, in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, British pound sterling, Swiss franc and Japanese yen.

“Lien” means any mortgage, pledge, hypothecation, hypothec, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever in any relevant jurisdiction (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, the Fee Letters and the Guaranties.

“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(b).

“Material Acquisition” means a Permitted Acquisition in which the sum of the cash consideration paid (including for the repayment and retirement of outstanding Indebtedness) plus any Indebtedness assumed equals or exceeds $200,000,000.

“Material Adverse Effect” means (a) a material adverse change in the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, or of the ability of Borrowers and the Subsidiary Guarantors, taken as a whole, to perform their obligations under the Loan Documents.

“Material Domestic Subsidiary” means, collectively or individually as the context may indicate, (a) any direct or indirect Domestic Subsidiary of the Company that on an individual basis (measured on a stand-alone basis, without giving effect to the revenues and assets of, or investments in, Subsidiaries or Joint Ventures of such identified Domestic Subsidiary), as of any date of measurement, represents more than 10% of either the consolidated domestic assets or the consolidated domestic revenues of the Company and its Domestic Subsidiaries, in each case as of the last day of, or for, the most recent fiscal year ending prior to such date of measurement for which financial statements have been delivered or required to be delivered pursuant to Section 6.01(a) and (b) such other direct or indirect Domestic Subsidiaries of the Company as are or are required to be designated by the Company as such pursuant to Section 6.14.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, December 19, 2018 (or such later date as may be applicable as the result of an extension pursuant to Section 2.15), and (b) with respect to the Term Facility, December 19, 2018; provided that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means the corporate family rating or the senior unsecured rating, whichever is in effect at such time (or any substantially similar successor rating, however styled) of the Company and its Subsidiaries from Moody’s.

“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Multicurrency Revolving Credit Lenders pursuant to Section 2.01(b).

“Multicurrency Revolving Credit Commitment” means, as to each Multicurrency Revolving Credit Lender, its obligation to (a) make Multicurrency Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments at such time.

“Multicurrency Revolving Credit Lender” means, at any time, (a) so long as any Multicurrency Revolving Credit Commitment is in effect, any Lender that has a Multicurrency Revolving Credit Commitment at such time or (b) if the Multicurrency Revolving Credit Commitments have terminated or expired, any Lender that has a Multicurrency Revolving Credit Loan or a participation in L/C Obligations or Swing Line Loans at such time.

“Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions and shall not include any Canadian Multiemployer Plan.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (A) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (B) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party; provided that Net Cash Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be used to repay loans of foreign Designated Borrowers or may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States, in either such case without (in the reasonable judgment of the Company) resulting in a Tax liability to the Company; and

(b) with respect to any issuance and sale of common Equity Interests of the Company to third parties, the gross cash proceeds received by the Company therefrom less all reasonable and out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Net Income” means, for any period, the net income (or loss) attributable to the Company on a consolidated basis determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) attributable to any Subsidiary or Joint Venture having directly or indirectly, created, incurred, assumed or otherwise becoming or remaining directly or indirectly liable with respect to any Non-Recourse Indebtedness to the extent such is not actually paid as dividends or distributions, whether directly or indirectly, to any Loan Party, and (b) (to the extent not included in clause (a) above) any net extraordinary gains or net non-cash extraordinary losses.

“Non-Recourse Indebtedness” means Indebtedness owing to a Person (that is not an Affiliate of the Company) in respect of which the source of repayment is expressly limited to the assets of the obligor with respect to such Indebtedness.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including under any Incremental Increase or any Additional Letter of Credit Facility) or otherwise with respect to any Loan, Letter of Credit, Hedge Agreement (to which a Hedge Bank is a party) or Cash Management Agreement (to which a Cash Management Bank is a party) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of any Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the applicable L/C Issuer, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act Certificate” has the meaning specified in Section 5.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (other than a Multiemployer Plan) that is maintained by the Company or any ERISA Affiliate and is subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Letter of Credit” means (a) a standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, and (b) a standby Letter of Credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations. For the avoidance of doubt, the term “Performance Letter of Credit” includes each Existing Letter of Credit that is identified as a “Performance Letter of Credit” on Schedule 1.01(a).

“Permitted Acquisition” means any acquisition by the Company or any of its Subsidiaries in the form of acquisitions of any Person or all or substantially all of the business or a line of business of any Person (whether by the acquisition of all of the capital stock of such Person, all or substantially all assets of such Person or any combination thereof) if each such acquisition meets all of the following requirements:

(a) such acquisition is not a Hostile Acquisition;

(b) the Person or business to be acquired shall be (or be a part of) a Subsidiary in a line of business (or any related, ancillary or complementary business) permitted pursuant to Section 7.08 and, if any such acquired Person (including any Subsidiaries of the target) is required to be designated as a Material Domestic Subsidiary pursuant to Section 6.14(b) upon the consummation of such acquisition, the Company shall so designate such Person and comply with Section 6.15 with respect to such Material Domestic Subsidiary;

(c) if such transaction is a merger or consolidation involving (i) a Borrower, the surviving person shall be such Borrower, or (ii) a Subsidiary Guarantor, such Subsidiary Guarantor shall be the surviving Person or the surviving Person shall become a Subsidiary Guarantor and assume all obligations of the non-surviving Subsidiary Guarantor;

(d) the Company shall have represented to the Administrative Agent and the Lenders that it is in compliance on a pro forma basis (as of the date of the acquisition and immediately after giving effect thereto and any Indebtedness incurred, assumed and/or repaid in connection therewith) with each financial covenant contained in Section 7.10; and

(e) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such acquisition and any Indebtedness incurred and assumed in connection therewith.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA and any such Lien relating to or imposed in connection with any Environmental Liability):

(a) Liens for any taxes, assessments, governmental charges or levies, or claims the payment of which is not, at the time, required by Section 6.04;

(b) statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workmen and materialmen, and other Liens (including undetermined or inchoate Liens) imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated Cash Collateral account and is not subject to restriction against access by the Company or any of its Subsidiaries owning the affected deposit account and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

(d) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(h);

(e) licenses, sublicenses, leases or subleases (with respect to IP Rights and other property) granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries;

(f) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries;

(g) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(h) Liens arising from filing UCC, PPS Act or PPSA financing statements (or similar financing statements under other applicable Laws) relating solely to leases, Capital Leases, purchase money obligations for fixed or capital assets and junior Liens otherwise permitted pursuant to this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(k) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries;

(l) Liens in favor of United States or Canadian Government Authorities on deposit accounts in connection with auctions conducted on behalf of such Government Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Government Authorities;

(m) the reservations, limitations, provisos and conditions expressed in any original grants from the Crown in right of Canada of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by that Person; and

(n) any security interest for the purposes of Section 12(3) of the PPS Act that does not secure payment or performance of an obligation.

“Person” means any natural person, body corporate, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan)) that is maintained or contributed to by the Company or any Subsidiary or, with respect to any such plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate, but shall not include any employee benefit plan maintained primarily for the benefit of current or former employees who are or were employed by the Company or its Subsidiaries, in either case, in Canada.

“Platform” has the meaning specified in Section 6.02.

“PPS Act” has the meaning specified in Section 6.17.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto; provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a Canadian province other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Project” means any project in a line of business permitted pursuant to Section 7.08.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means (a) for the Revolving Credit Facility, the Required Revolving Lenders and (b) for the Term Facility, the Required Term Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition); and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender (other than any Voting Defaulting Lender) shall be excluded for purposes of making a determination of Required Lenders.

“Required Multicurrency Revolving Lenders” means, as of any date of determination, Multicurrency Revolving Credit Lenders holding more than 50% of the sum of (a) the Total Multicurrency Revolving Credit Outstandings (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Multicurrency Revolving Credit Commitments; provided that the unused Multicurrency Revolving Credit Commitment of, and the portion of the Total Multicurrency Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Multicurrency Revolving Lenders.

“Required Prepayment Amount” has the meaning specified in Section 2.05(b).

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender (other than any Voting Defaulting Lender) shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, chief accounting officer, general counsel, treasurer, assistant treasurer, controller or any other employee who is a member of the board of directors (or other body having the power to direct the management and policies of such Loan Party) of such Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require; and (c) with respect to any other Indebtedness, Investment or Contingent Obligation, the date such revaluation is required pursuant to the provisions of this Agreement.

“Revolving Credit Borrowing” means a Multicurrency Revolving Credit Borrowing or a US Dollar Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means, collectively, the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility.

“Revolving Credit Increase” has the meaning specified in Section 2.16(a).

“Revolving Credit Lender” means a Multicurrency Revolving Credit Lender or a US Dollar Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender or Swing Line Lender, as the case may be, substantially in the form of Exhibit C-2, it being understood that the Swing Line Lender may require a separate Revolving Credit Note for its Swing Line Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” means the corporate family rating (or any substantially similar successor rating, however styled) of the Company and its Subsidiaries from S&P.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Credit Agreement and First Amendment to Subsidiary Guaranty dated as of December 19, 2013 among the Borrowers, the Subsidiary Guarantors, the Administrative Agent and the financial institutions listed on the signature pages thereto.

“Second Amendment Effective Date” means December 19, 2013, the date the conditions precedent set forth in the Second Amendment were satisfied or waived in accordance therewith.

“Solvent” and “Solvency” mean, with respect to any Person (or group of Persons) on any date of determination, that on such date (a) the fair value of the property of such Person (or group of Persons) is greater than the total amount of liabilities, including contingent liabilities, of such Person (or group of Persons), (b) the present fair salable value of the assets of such Person (or group of Persons) is not less than the amount that will be required to pay the probable liability of such Person (or group of Persons) on its (or their) debts as they become absolute and matured, (c) such Person (or group of Persons) not does intend to, and does not believe that it (or they) will, incur debts or liabilities beyond the ability of such Person (or group of Persons) to pay such debts and liabilities as they mature, (d) such Person (or group of Persons) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of such Person (or group of Persons) would constitute an unreasonably small capital, and (e) such Person (or group of Persons) is able to pay its (or their) debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the governing body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in no event shall any Joint Venture be considered to be a Subsidiary of any Person.

“Subsidiary Guarantors” means, collectively, each existing and future Subsidiary that is a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Swap Obligation” means with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Sweep Agreement” means that certain Acceptance of Services or similar agreement, pursuant to which the Company agreed to utilize certain cash management accounts and services provided by the Swing Line Lender together with all other agreements and documents referred to therein or otherwise related thereto.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Multicurrency Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Synthetic Lease Obligation” means any synthetic lease, off-balance sheet loan or tax retention lease that does not appear on the balance sheet of any Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the borrowed money indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer 2 (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility and, where the context so requires, Incremental Term Loans.

“Term Note” means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means, as of any date, 2.5% of Consolidated Net Worth, as of the last day of the most recent fiscal quarter for which financial statements have been delivered, or are required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company (including that portion of Capital Leases classified as a liability on a balance sheet) as of such date determined on a consolidated basis in accordance with GAAP.

“Total Multicurrency Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total US Dollar Revolving Credit Outstandings” means the aggregate Outstanding Amount of all US Dollar Revolving Credit Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“US Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous US Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the US Dollar Revolving Credit Lenders pursuant to Section 2.01(b).

“US Dollar Revolving Credit Commitment” means, as to each US Dollar Revolving Credit Lender, its obligation to make US Dollar Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Dollar Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“US Dollar Revolving Credit Facility” means, at any time, the aggregate amount of the US Dollar Revolving Credit Lenders’ US Dollar Revolving Credit Commitments at such time.

“US Dollar Revolving Credit Lender” means, at any time, (a) so long as any US Dollar Revolving Credit Commitment is in effect, any Lender that has a US Dollar Revolving Credit Commitment at such time or (b) if the US Dollar Revolving Credit Commitments have terminated or expired, any Lender that has a US Dollar Revolving Credit Loan at such time.

“US Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Voting Defaulting Lender” means a Term Lender that is a Defaulting Lender solely by virtue of such Term Lender’s parent having taken an action, or become subject to a proceeding or appointment, that is described in clause (d) of the definition of “Defaulting Lender”.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios, other financial calculations or other financial requirements) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, other financial calculation or other financial requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio, calculation or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the agreement of the Company and the Required Lenders); provided that, until so amended, (i) such ratio, calculation or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, calculation or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company or to the determination of any amount for the Company on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary or Joint Venture as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the applicable L/C Issuer (with notice to the Administrative Agent by such L/C Issuer), as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer (with notice to the Administrative Agent by such L/C Issuer), as the case may be.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded up or down to the nearest unit of such Alternative Currency, with a rounding-up if there is no nearest unit), as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c) In determining at any time the outstanding amounts of Investments, Indebtedness, Contingent Obligations for purposes of compliance with any clause of Sections 7.01, 7.02, 7.03 or 7.04, the currency exchange rate or rates utilized shall be the relevant exchange rate or rates on the date of the most recent transaction consummated or to be consummated in reliance on such clause.

1.06 Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval (such approval not to be unreasonably withheld or delayed) of the Administrative Agent and the Multicurrency Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable L/C Issuer that will be issuing Letters of Credit in such currency, so long as the Administrative Agent has received prior notice and been given three Business Days (or such shorter time as may be agreed by the Administrative Agent in its sole discretion) to confirm or refuse such request (it being understood that in the absence of any express refusal of any such request within such time period, the Administrative Agent shall be deemed to have confirmed such request so long as it has been approved by the applicable L/C Issuer). Each L/C Issuer party to this Agreement as of the Closing Date agrees to issue Letters of Credit in the currencies specifically listed in the definition of “Alternative Currency” and the additional currencies set forth opposite such L/C Issuer’s name in Schedule 1.06.

(b) Any such request shall be made to the Administrative Agent not later than (i) 11:00 a.m., 15 Business Days prior to the date of the desired Eurocurrency Rate Loans (or such shorter time as may be agreed by the Administrative Agent in its sole discretion) and (ii) 11:00 a.m., 10 Business Days prior to the date of the desired Letter of Credit (or such shorter time as may be agreed by the applicable L/C Issuer, in its sole discretion, so long as the Administrative Agent has received prior notice and been given three Business Days (or such shorter time as may be agreed by the Administrative Agent in its sole discretion) to confirm or refuse such request (it being understood that in the absence of any express refusal of any such request within such time period, the Administrative Agent shall be deemed to have confirmed such request so long as it has been approved by the applicable L/C Issuer)). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Multicurrency Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or any applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the last sentence of Section 1.06(b) shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency specifically listed in the definition of “Alternative Currency” for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and an L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency specifically listed in the definition of “Alternative Currency” for purposes of any Letter of Credit issuances by each such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Interest Rates. If at any time any interest rate quoted or otherwise made available from time to time under this Agreement in respect of any currency is no longer available generally, as determined by the Administrative Agent, then the Administrative Agent (after consultation with, and consent from, the Company) shall, by written notice to the Lenders and the Company, substitute such unavailable interest rate with another published interest rate that adequately reflects the all-in-cost of funds denominated in such currency to the Administrative Agent.

ARTICLE II.

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. (a) Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan in Dollars to the Company on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentages of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Multicurrency Revolving Credit Lender severally agrees to make loans (each such loan, a “Multicurrency Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Multicurrency Revolving Credit Commitment and (ii) each US Dollar Revolving Credit

Lender severally agrees to make loans (each such loan, a “US Dollar Revolving Credit Loan” and, together with the Multicurrency Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s US Dollar Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the Total Multicurrency Revolving Credit Outstandings shall not exceed the Multicurrency Revolving Credit Facility, (iii) the Total US Dollar Revolving Credit Outstandings shall not exceed the US Dollar Revolving Credit Facility, (iv) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (v) the aggregate Outstanding Amount of the US Dollar Revolving Credit Loans of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment, (vi) the aggregate Outstanding Amount of all Loans made to the Foreign Borrowers shall not exceed the Foreign Borrower Sublimit, (vii) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Loan Sublimit and (viii) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each Revolving Credit Lender may, at its option, make any Revolving Credit Loan available to any Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan; provided that (x) any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement and (y) such foreign or domestic branch or Affiliate shall not be entitled to any benefits under Article III in excess of the amount of benefits such Revolving Credit Lender would be entitled to under this Agreement. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans (solely with respect to Domestic Borrowers) or Eurocurrency Rate Loans, as further provided herein; provided that each Revolving Loan denominated in an Alternative Currency shall be a Eurocurrency Rate Loan.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 2:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (ii) 2:00 p.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) 2:00 p.m. one Business Day prior to the requested date of any Borrowing by a Domestic Borrower of Base Rate

Loans or any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans; provided that (x) if a Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 2:00 p.m. (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; and (y) not later than 2:00 p.m., (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars shall be in a minimum principal amount of $5,000,000. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency shall be in a minimum principal amount of the applicable Alternative Currency Equivalent of $5,000,000. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, it being understood that no minimum or multiple shall apply to any Borrowing utilized to reimburse a Letter of Credit drawing under Section 2.03(c), whether actually made at the request of the Company in order to comply with its reimbursement obligations thereunder or deemed made by the Company in order to reimburse the applicable L/C Issuer for an Unreimbursed Amount thereunder. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the applicable Facility and whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, as the case may be, under such Facility (it being understood that if the applicable notice shall request a Revolving Loan but shall fail to specify the applicable Revolving Credit Facility, the applicable Revolving Credit Loans shall be allocated first to the Multicurrency Revolving Credit Facility to the full extent of the then unused Multicurrency Revolving Credit Commitments and second to the US Dollar Revolving Credit Facility to the full extent of the then unused US Dollar Revolving Credit Commitments), (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Committed Loan Notice, then in the case of Loans requested to be made in Dollars to the Company, the applicable

Loans shall be made as Base Rate Loans, and in all other cases the applicable Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. If the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be continued or made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Committed Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds in the applicable currency of such Borrowing at the Administrative Agent’s Office for the applicable currency not later than 3:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company on behalf of the applicable Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, (i) no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders and (ii) any Eurocurrency Rate Loan denominated in an Alternative Currency shall, on and after the last day of the then-current Interest Period for such Eurocurrency Rate Loan (until such time as no Default shall be in existence), bear interest at the Overnight Rate.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the

Administrative Agent shall notify the Company and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) (i) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term Facility.

(ii) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies applicable to such L/C Issuer for the account of the Company or its Subsidiaries or any Joint Venture (with the Company being the applicant for each such Letter of Credit), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Multicurrency Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries or any Joint Venture and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (v) the Outstanding Amount of L/C Obligations with respect to Financial Letters of Credit shall not exceed $500,000,000, (w) the Total Multicurrency Revolving Credit Outstandings shall not exceed the Multicurrency Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations of any L/C Issuer shall not exceed the L/C Issuer Sublimit of such L/C Issuer (which shall be determined by such L/C Issuer) and (z) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Multicurrency Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency, so long as the Administrative Agent has received prior notice and been given three Business Days (or such shorter time as may be agreed by the Administrative Agent in its sole discretion) to confirm or refuse such currency (it being understood that in the absence of any express refusal of any such request within such time period, the Administrative Agent shall be deemed to have confirmed such currency so long as it has been agreed by the applicable L/C Issuer);

(D) such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(E) any Multicurrency Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Multicurrency Revolving Credit Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Multicurrency Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers or any of them.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two Business Days (or such shorter advance period as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C

Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require. Additionally, the Company shall furnish to such L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer may reasonably require (which information shall be conveyed by such L/C Issuer to the Administrative Agent).

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Multicurrency Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary or any Joint Venture) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit (or on the Closing Date in the case of the Existing Letters of Credit), each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension

Notice Date from the Administrative Agent, any Multicurrency Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Multicurrency Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify (any such notification, a “Drawing Notice”) the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the applicable L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The Company shall reimburse such L/C Issuer of the Letter of Credit in an amount equal to the amount of such drawing and in the applicable currency no later than (x) 3:00 p.m. on the first Business Day after the Company receives a Drawing Notice from such L/C Issuer if such Drawing Notice is received by the Company by 3:00 p.m. and (y) 3:00 p.m. on the second Business Day after the Company receives a Drawing Notice from such L/C Issuer if such Drawing Notice is received by the Company after 3:00 p.m.; provided that until such reimbursement is received, the amount of any such drawing shall bear interest at the rate applicable to Base Rate Loans and shall be due and payable by the Company upon the making of the applicable reimbursement or, if reimbursement is not made within the time set forth in this sentence, on demand. If the Company does not so reimburse such L/C Issuer of the Letter of Credit by the applicable time specified in the immediately preceding sentence, such L/C Issuer shall promptly notify the Administrative Agent of such failure to reimburse and of the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender of the amount of such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage thereof. In such event, the Company shall be deemed to have requested a Multicurrency Revolving Credit Borrowing under the Multicurrency Revolving Credit Facility of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Multicurrency Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Multicurrency Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the relevant Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Multicurrency Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Multicurrency Revolving Credit Facility to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in either the applicable Alternative Currency or Dollars, as applicable.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Multicurrency Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

In such event, each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Multicurrency Revolving Credit Lender funds its Multicurrency Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Multicurrency Revolving Credit Lender’s Loan included in the relevant Multicurrency Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Multicurrency Revolving Credit Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Multicurrency Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Multicurrency Revolving Credit Lenders or the Required Multicurrency Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against (A) the beneficiary or transferee at law or under any other agreement and/or (B) the L/C Issuer as expressly provided for in this Agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Multicurrency Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate for commercial Letters of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate for such type (Financial Letter of Credit or Performance Letter of Credit) of such Letter of Credit times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Multicurrency Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Multicurrency Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each fiscal quarter or fiscal year of the Company, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the same rate as set forth in clause (iii) below for standby Letters of Credit or as otherwise separately agreed to between the Company and such L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof unless otherwise agreed between the Company and such L/C Issuer, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at the same rate as applied in clause (i) above for the initial issuance of commercial Letters of Credit or as otherwise separately agreed between the Company and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment unless otherwise agreed between the Company and such L/C Issuer, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter of the applicable institution acting as an L/C Issuer or as otherwise agreed between such L/C Issuer and the Company, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. The fronting fee referred to in clause (iii) above shall be due and payable on the last Business Day of each fiscal quarter or fiscal year of the Company in respect of such quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit (or, with respect to Existing Letters of Credit, the first such date to occur after the Closing Date), on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Joint Venture, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit in accordance with the terms hereof. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries or Joint Ventures inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries or Joint Ventures.

(l) Additional L/C Issuers. In addition to Bank of America, Wells Fargo and each L/C Issuer listed on the signature pages hereto as an “L/C Issuer,” the Company may from time to time, with notice to the Lenders and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Lender being so appointed, appoint additional Multicurrency Revolving Credit Lenders to be L/C Issuers hereunder, provided that the total number of L/C Issuers at any time shall not exceed eight Multicurrency Revolving Credit Lenders, provided further that HSBC Bank USA, National Association shall not count against the eight L/C Issuer limit so long as it is only an L/C Issuer with respect to Existing Letters of Credit. Upon the appointment of a Multicurrency Revolving Credit Lender as a L/C Issuer hereunder such Person shall become vested with all of the rights, powers, privileges and duties of a L/C Issuer hereunder.

(m) Removal of L/C Issuers. The Company may at any time remove any Multicurrency Revolving Credit Lender from its role as an L/C Issuer hereunder upon not less than 30 days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer); provided that such removed L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Multicurrency Revolving Credit Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Without limiting the foregoing, upon the removal of a Multicurrency Revolving Credit Lender as an L/C Issuer hereunder, the Company may, or at the request of such removed L/C Issuer the Company shall use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

(n) Reporting of Letter of Credit Information and L/C Issuer Sublimit. At any time that there is more than one L/C Issuer, then (i) on the last Business Day of each calendar quarter, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of part (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Issuer Sublimit, or any change thereto, promptly upon it becoming a L/C Issuer or making any change to its L/C Issuer Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of the Company or any Multicurrency Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o) Additional Letter of Credit Facilities. The Company may, at any time and from time to time from and after the Closing Date but prior to the Maturity Date for the Revolving Credit Facility, elect to add one or more additional letter of credit facilities under this Agreement solely for the issuance of Performance Letters of Credit (each an “Additional Letter of Credit Facility” and collectively, “Additional Letter of Credit Facilities”), which such Performance Letters of Credit shall be issued upon the application of the Company and for the account of the Company or one or more of its Subsidiaries or Joint Ventures; provided that (i) the aggregate outstanding Performance Letters of Credit issued under all such Additional Letter of Credit Facilities shall not exceed $500,000,000, (ii) the Company shall execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the addition of any Additional Letter of Credit Facility (including reaffirmation of the representations and warranties and legal opinions), (iii) no Default has occurred and is continuing or would result from such Additional Letter of Credit Facility, (iv) the Company and its Subsidiaries are in compliance, on a pro forma basis, with the covenants set forth in Section 7.10, as of the last day of the most recently ended fiscal quarter immediately before and after giving effect to such Additional Letter of Credit Facility and (vi) each Additional Letter of Credit Facility (A) shall mature on the Maturity Date for the Revolving

Credit Facility, (B) except with respect to terms and conditions related to pricing, other economics and the mechanics of such facility, will not have terms or conditions that are adverse to the interests of the Lenders (prior to giving effect to such Additional Letter of Credit Facility) or materially different than the existing Multicurrency Revolving Credit Facility and (C) shall be unsecured. Any request under this Section 2.03(o) shall be submitted by the Company to the Administrative Agent (which shall promptly forward copies to the Lenders). At the time of sending such request, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which in no event shall be more than ten Business Days from the date of delivery of such request). The Company may also specify any fees offered to those Lenders which agree to provide commitments pursuant to any Additional Letter of Credit Facility, which fees may be variable based upon the amount of the commitment which any such Lender is willing to provide under such Additional Letter of Credit Facility. No Lender or L/C Issuer shall have any obligation, express or implied, to provide a commitment to, or be an issuing bank under, any Additional Letter of Credit Facility. No Lender or L/C Issuer which declines to provide a commitment to, or to be an issuing bank under, any Additional Letter of Credit Facility may be replaced with respect to its existing Loans or Commitment as a result thereof without such Lender’s or L/C Issuer’s consent; provided that nothing in this sentence shall modify the Company’s rights to remove any L/C Issuer pursuant to Section 2.03(m). Each Lender or L/C Issuer which has agreed to provide a commitment to, or to be an issuing bank under, any Additional Letter of Credit Facility shall notify the Administrative Agent within the time period specified above of the proposed amount of its commitment. The Company may accept some or all of the offered amounts or designate new lenders that qualify as Eligible Assignees and that are reasonably acceptable to the Administrative Agent to provide a commitment to, or to be an issuing bank under, any Additional Letter of Credit Facility hereunder in accordance with this Section 2.03(o). The Company and the Administrative Agent shall have discretion jointly to adjust the allocation of the amounts of all commitments provided under any Additional Letter of Credit Facility. Subject to the foregoing, any Additional Letter of Credit Facility requested by the Company shall be effective upon delivery to the Administrative Agent of each of the following documents: (A) an executed copy of an amendment to this Agreement signed by the Company, the Administrative Agent and any new Lenders effectuating such Additional Letter of Credit Facility; (B) a notice to the Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a duly authorized officer of the Company; (C) an officer’s certificate of the Company, in form and substance reasonably acceptable to the Administrative Agent as to the authority of the officer executing the amendment on behalf of the Company; and (D) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent. The aggregate amount of any Additional Letter of Credit Facility shall be an amount equal to the aggregate amount of the commitments provided by Lenders under such Additional Letter of Credit Facility. Upon effectiveness of any Additional Letter of Credit Facility, the pro rata share of each Lender will be adjusted to give effect to the commitments provided under such Additional Letter of Credit Facility.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of Multicurrency Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Credit Commitment; provided that (i) after giving effect to any Swing Line Loan, (A) the Total Multicurrency Revolving Credit Outstandings shall not exceed the Multicurrency Revolving Credit Facility at such time, and (B) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (ii) the Swing Line Lender shall not be under any obligation to make any such Swing Line Loan if any Multicurrency Revolving Credit Lender is at such time a Defaulting Lender, unless the Swing Line Lender has entered into arrangements (including the delivery of Cash Collateral) satisfactory to the Swing Line Lender (in its sole discretion) with the Company or such Defaulting Lender to eliminate such Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from the Swing Line Loan then proposed to be made and all other Swing Line Loans then outstanding as to which the Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (iii) the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.

(i) Unless Section 2.04(b)(ii) below applies, each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the

Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Multicurrency Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:30 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(ii) (A) So long as any Sweep Agreement between the Company and the Swing Line Lender is in full force and effect, and notwithstanding anything to the contrary in this Section 2.04, the Company and the Swing Line Lender may utilize procedures agreed to and set forth in the Sweep Agreement by which the Company may request and the Swing Line Lender may disburse Swing Line Loans, including crediting one or more of the Company’s deposit accounts with the proceeds of Swing Line Loans and debiting one or more of the Company’s deposit accounts and applying the proceeds of such debits to repay outstanding Swing Line Loans, all pursuant to the terms and provisions of the Sweep Agreement. The Administrative Agent and the Lenders hereby acknowledge and agree that the Swing Line Lender may utilize any such procedures agreed upon by the Company and the Swing Line Lender even though such procedures are different than the procedures otherwise set forth in this Section 2.04 above and do not require the Company to provide a Swing Line Loan Notice.

(B) Notwithstanding anything to the contrary in this Section 2.04, at any time the amounts to be drawn on that certain concentration account of the Company maintained with the Swing Line Lender (and regardless of whether Company maintains a Sweep Agreement with the Swing Line Lender) shall exceed the funds deposited in such account, (1) the Company shall be deemed to have delivered a timely executed Swing Line Loan Notice to the Swing Line Lender requesting the Swing Line Lender to make a Swing Line Loan in an amount equal to the amount of such shortfall, and (2) the Swing Line Lender shall make a Swing Line Loan to the Company in the amount of such shortfall, the proceeds of which shall be deposited into such account and shall be deemed to have been applied to eliminate such shortfall prior to such draws being made; provided that so long as any Swing Line Loans of the Swing Line Lender are outstanding pursuant to this subsection, all funds on deposit in such account shall be applied on a daily basis to the prepayment of the then aggregate outstanding principal amount of such Swing Line Loans until such Swing Line Loans have been prepaid in full.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Multicurrency Revolving Credit Lender make a Base Rate Loan under the Multicurrency Revolving Credit Facility in an amount equal to such Lender’s Applicable Multicurrency Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Multicurrency Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Multicurrency Revolving Credit Lender shall make an amount equal to its Applicable Multicurrency Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Multicurrency Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Multicurrency Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Multicurrency Revolving Credit Loan included in the relevant Multicurrency Revolving Credit

Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Multicurrency Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Multicurrency Revolving Credit Lender its Applicable Multicurrency Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Multicurrency Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Multicurrency Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Multicurrency Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Optional. (i) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Base Rate Loans or of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the applicable Alternative Currency Equivalent of $5,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount of the applicable Base Rate Loan or Eurocurrency Rate Loan then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and in the case of a prepayment of Revolving Credit Loans denominated in Dollars, the applicable Revolving Credit Facility to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such prepayment is to be made from the proceeds of another transaction that will result in the refinancing of all of the Obligations and the termination of this Agreement, then such prepayment may be conditioned upon the closing of such refinancing transaction. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the scheduled principal repayment installments thereof in the order directed by the Company. Subject to Section 2.18, each such prepayment shall be paid to the Lenders under the applicable Facility in accordance with their respective Applicable Percentages in respect of such Facility.

(ii) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such prepayment is to be made from the proceeds of another transaction that will result in the refinancing of all of the Obligations and the termination of this Agreement, then such prepayment may be conditioned upon the closing of such refinancing transaction.

(b) Mandatory. (i) If the Company or any of its Subsidiaries makes an Asset Sale that results in the realization by such Person of Net Cash Proceeds (when combined with all other Asset Sales in such fiscal year) in excess of the Asset Sale Amount for any fiscal year (the amount of Net Cash Proceeds in excess of the Asset Sale Amount being the “Required Prepayment Amount”), the Company shall prepay an aggregate principal amount of Loans equal to 100% of the Required Prepayment Amount within five Business Days after receipt thereof by such Person (such prepayments to be applied as set forth in clauses (ii) and (v) below); provided that the relevant Required Prepayment Amount shall not be required so to be used to make a prepayment so long as on the date such prepayment is otherwise required to be made (A) no Default shall then have occurred and be continuing and (B) the Company has delivered to the Administrative Agent a certificate from a Responsible Officer setting forth that portion of such Required Prepayment Amount that the Company intends to reinvest within 365 days of such date of receipt in operating assets or Persons (including pursuant to Permitted Acquisitions) of the general type used in the business of the Company and its Subsidiaries or reasonably similar or related to the nature or type of property and assets of the Company and its Subsidiaries. In the event that after the giving of a notice of reinvestment referred to in the previous sentence, the Company either ceases to intend to make such reinvestment, or any portion thereof, or fails to make such reinvestment, or any portion thereof, within the 365-day period, then the Company shall immediately make the prepayment of the unused Required Prepayment Amount in accordance with this Section 2.05(b).

(ii) Each prepayment of Loans pursuant to the provisions of Section 2.05(b)(i) shall be applied, first, to the next four scheduled principal repayment installments under the Term Facility in direct order of maturity, second, to the remaining principal repayment installments under the Term Facility on a pro rata basis and, third, to the Revolving Credit Facility in the manner set forth in clause (v) of this Section 2.05(b). Subject to Section 2.18, each such prepayment shall be paid to the Lenders under the applicable Facility in accordance with their respective Applicable Percentages in respect of such Facility.

(iii) If the Administrative Agent notifies the Company at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Revolving Credit Facility at such time, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall (without limiting Section 2.17), Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the relevant Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Revolving Credit Facility at such time; provided that, subject to the provisions of Section 2.17(a)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Loans either the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. All such Cash Collateral shall be granted, provided and maintained in accordance with Section 2.17.

(iv) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Multicurrency Revolving Credit Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Loan Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Multicurrency Revolving Credit Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Loan Sublimit then in effect.

(v) Except as otherwise provided in Section 2.18, prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Company for use in the ordinary course of its business. No prepayments applied pursuant to this clause (v) shall reduce the Revolving Credit Commitments. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Company or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the applicable L/C Issuer or the Revolving Credit Lenders, as the case may be.

2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility (or either Facility thereunder) or from time to time permanently reduce the aggregate amount of the Revolving Credit Facility (or either Facility thereunder); provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Company shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (iv) the Company shall not terminate or reduce the Multicurrency Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Credit Outstandings would exceed the Multicurrency Revolving Credit Facility, (v) the Company shall not terminate or reduce the US Dollar Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total US Dollar Revolving Credit Outstandings would exceed the US Dollar Revolving Credit Facility, (vi) if, after giving effect to any reduction of the Multicurrency Revolving Credit Facility, the Alternative Currency Loan Sublimit or the Swing Line Sublimit exceeds the amount of the Multicurrency Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess, (vii) if, after giving effect to any reduction of the Revolving Credit Facility, the Foreign Borrower Sublimit exceeds the amount of the Revolving Credit Facility, such Sublimit shall be automatically reduced by the amount of such excess and (viii) the Alternative Currency Sublimit shall be automatically adjusted in accordance with the definition thereof in connection with any reduction of the Revolving Credit Facility. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility (or either Facility thereunder). Any reduction of the Revolving Credit Facility (or either Facility thereunder) shall be applied to the Revolving Credit Commitment (or, as applicable Multicurrency Revolving Credit Commitment or US Dollar Revolving Credit Commitment) of each Appropriate Lender according to its Applicable Percentage with respect to such Facility. All fees accrued until the effective date of any termination of the Multicurrency Revolving Credit Commitment or the US Dollar Revolving Credit Commitment, as applicable, shall be paid on the effective date of such termination. If the repayment of Loans or L/C Obligations resulting in the refinancing of all of the Obligations and the termination of this Agreement is being made with the proceeds of another transaction, then such termination may be conditioned upon the closing of such refinancing transaction.

2.07 Repayment of Loans. (a) Term Loans. The Borrowers shall repay the Term Loans to the Term Lenders on the last Business Day of each fiscal quarter or fiscal year of the Company, commencing with the last Business Day of the fiscal year of the Company ending closest to December 31, 2014, in the applicable quarterly amortization amounts corresponding to such date as described in the table set forth below (which amounts shall be based on the aggregate principal amount of the Term Loans on the Second Amendment Effective Date and adjusted as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 and the incurrence of Incremental Term Loans, as applicable):

Last Business Day of the fiscal quarter or fiscal year ending closest to:	Percentage of the initial aggregate principal amount of the Term Facility
December 31, 2014 March 31, 2015 June 30, 2015 September 30, 2015	1.250%
December 31, 2015 March 31, 2016 June 30, 2016 September 30, 2016 December 31, 2016 March 31, 2017 June 30, 2017 September 30, 2017	1.875%
December 31, 2017 March 31, 2018 June 30, 2018 September 30, 2018	2.500%
Maturity Date of the Term Facility	All remaining outstanding amounts

provided that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Company shall repay to the Swing Line Lender on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Swing Line Loans outstanding on such date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada) only, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter or fiscal year of the Company, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent (or, if applicable, the Swing Line Lender or applicable L/C Issuer) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States or other Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender and each L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or such L/C Issuer and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or such L/C Issuer shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders or such L/C Issuer to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any L/C Issuer and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 3:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to such Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative

Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Designated Borrowers. (a) Effective as of the Second Amendment Effective Date (i) URS International Holdings (UK) Limited, a company organized under the laws of England and Wales, (ii) URS Asia Pacific Pty Ltd, a corporation incorporated in Australia under ACN 102 335 928, (iii) URS Australia Pty Ltd, a corporation incorporated in Australia under ACN 000 691 690, (iv) URS Canadian Operations Ltd., a corporation incorporated under the laws of Canada, (v) URS Luxembourg LLP, a company organized under the laws of England and

Wales, (vi) Flint Energy Services Ltd., a corporation incorporated under the laws of Alberta, Canada, (vii) URS Infrastructure & Environment UK Limited, a company organized under the laws of England and Wales and (viii) URS Corporation Group Limited, a company organized under the laws of England and Wales, shall each be a “Designated Borrower” hereunder and may receive Revolving Credit Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (i) the Administrative Agent shall have approved such request to designate such Applicant Borrower as a Designated Borrower (such approval not to be unreasonably withheld or delayed) and (ii) if such Applicant Borrower is a Foreign Subsidiary, such Applicant Borrower shall have satisfied at least one of the following conditions: (A) it is designated as a Designated Borrower on or prior to the Second Amendment Effective Date pursuant to clause (a) above, (B) it is formed and does business in a jurisdiction that is an Approved Jurisdiction at such time or (C) it is approved by each Revolving Credit Lender (such approvals not to be unreasonably withheld or delayed). In addition, prior to an Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope substantially similar to those provided on the Closing Date with respect to the Designated Borrowers or otherwise reasonably satisfactory to the Administrative Agent, in its reasonable discretion, and Notes signed by such new Borrowers to the extent any Revolving Credit Lender so requires. If the Administrative Agent and, if applicable, the Revolving Credit Lenders agree that an Applicant Borrower shall be entitled to receive Revolving Credit Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, and subject to subsection (c) below, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Credit Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, with respect to any Applicant Borrower formed in a jurisdiction outside the United States in which no Designated Borrower has previously been approved, (i) the Company and each Revolving Credit Lender hereby irrevocably authorizes the Administrative Agent to engage local counsel in such jurisdiction (such counsel to be selected in consultation with the Company), and (ii) each Lender hereby irrevocably authorizes the Administrative Agent to enter into amendments or modifications to this Agreement or any of the other Loan Documents, or to enter into additional

Loan Documents, in each case as the Administrative Agent reasonably deems necessary or appropriate in order to add such Applicant Borrowers as Designated Borrowers, such documents to be entered into by the Administrative Agent and the relevant Loan Parties without any other Lender being a party thereto so long as the provisions thereof are not, in the reasonable judgment of the Administrative Agent, adverse to any material interests of the Lenders.

(d) The Obligations of all Domestic Borrowers shall be joint and several in nature. The Obligations of all Foreign Borrowers shall be joint and several in nature among them (subject, in each case, to any limits, if any, that would require limitations on the liability of any Foreign Borrower pursuant to applicable local Laws), but in no event shall any Foreign Subsidiary have any obligation with respect to Obligations of any Domestic Borrower or any Subsidiary Guarantor.

(e) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Credit Loans made by the Revolving Credit Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Credit Loans payable by such Designated Borrower (other than as a result of such Designated Borrower having joint and several liability, if any, with any other Designated Borrower) or other amounts payable by such Designated Borrower on account of any Revolving Credit Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(g) Notwithstanding anything to the contrary in this Section 2.14, no Foreign Subsidiary shall be permitted to be joined as a Designated Borrower hereunder to the extent that either the Administrative Agent or the Company reasonably determines that joining such Foreign Subsidiary as a Designated Borrower would violate any Law applicable to such Foreign Subsidiary, the Administrative Agent or the Lenders (including, without limitation, any applicable Laws regarding financial assistance).

2.15 Extension of Maturity Date in respect of Revolving Credit Facility.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the first anniversary of the Closing Date and not later than 35 days prior to the Maturity Date hereunder in respect of the Revolving Credit Facility (the “Existing Maturity Date”), make one request that each Revolving Credit Lender extend such Lender’s Maturity Date in respect of the Revolving Credit Facility for an additional year from the Existing Maturity Date (the date of such request, the “Extension Request Date”), which notice shall set forth the desired effective date for such extension (the “Requested Extension Date”).

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days after the Extension Request Date, advise the Administrative Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Revolving Credit Lender’s determination under this Section no later than the date 25 days after the Extension Request Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to any other Revolving Credit Commitment of such Lender hereunder on such date). Additional Commitment Lenders shall only become Revolving Lenders pursuant to Section 11.13 if the extension request is approved pursuant to subsection (e) below.

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Lenders (including the Additional Commitment Lenders) that have agreed so to extend their Maturity Date (each, including the Additional Commitment Lenders, an “Extending Lender”) shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Requested Extension Date, then, effective as of the Requested Extension Date, the Maturity Date of each Extending Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Requested Extension Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of the Requested Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Revolving Credit Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Credit Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Extension by Additional Lenders. At any time after the effectiveness of an extension of the Maturity Date pursuant to this Section 2.15 but prior to the Maturity Date in effect with regard to such Lender prior to it becoming an Extending Lender, any Lender that is originally a Non-Extending Lender in connection with any extension that becomes effective may agree to become an Extending Lender by a writing delivered to the Administrative Agent and the Company, and promptly after receipt of such writing by the Administrative Agent, such Lender shall be an Extending Lender.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(i) Application to Facilities of the Multicurrency Revolving Credit Facility Only. At the option of the Company by notice to the Administrative Agent, the foregoing provisions may be applied to extend the Maturity Date with respect to the Multicurrency Revolving Credit Facility without likewise extending the Maturity Date of the US Dollar Revolving Credit Facility, and in such case the foregoing provisions of this Section 2.15, including approvals, replacements of Lenders and other provisions, shall be read to apply only to the Multicurrency Revolving Credit Facility and the Multicurrency Revolving Credit Lenders thereunder.

2.16 Increase in Commitments.

(a) Request for Increase. In addition to any Additional Letter of Credit Facilities pursuant to Section 2.03(o), the Company may from time to time, request by notice to the Administrative Agent (x) an increase in the Multicurrency Revolving Credit Commitment or the US Dollar Revolving Credit Commitment (each, a “Revolving Credit Increase”) or (y) one or more term loan tranches, including any increase to an existing term loan tranche (each, an “Incremental Term Loan”; each Incremental Term Loan and each Revolving Credit Increase, collectively, referred to as the “Incremental Increases”); provided that (i) the principal amount for all such Incremental Increases in the aggregate since the Second Amendment Effective Date (including the then requested Incremental Increase) shall not exceed $1,000,000,000 unless the pro forma Consolidated Leverage Ratio immediately before and after giving effect to the applicable Incremental Increase (calculated by assuming that the Revolving Credit Facility, including any such Revolving Credit Increase, is fully drawn at such time) is less than 2.75 to 1.00; (ii) any such request for an Incremental Increase shall be in a minimum amount of $100,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section); (iii) no Revolving Credit Increase shall (A) increase any L/C Issuer’s Fronting Exposure without the consent of such L/C Issuer, (B) increase the Swing Line Sublimit without the consent of the Swing Line Lender, (C) increase the Foreign Borrower Sublimit or the Alternative Currency Sublimit without the consent of the Required Revolving Lenders or (D) increase the Alternative Currency Loan Sublimit without the consent of the Required Multicurrency Revolving Lenders; (iv) no Incremental Term Loan shall mature earlier than the Maturity Date for the Term Facility or have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Term Facility; and (v) each Incremental Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the Guaranties.

(b) Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.16 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld or delayed) to each such Lender or proposed Additional Lender providing such Incremental Increase and (ii) in the case of any Revolving Credit Increase, each L/C Issuer and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld or delayed) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as the case may be, would be required under Section 11.06(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender. No Lender shall have any obligation to increase its Commitment or participate in the Incremental Term Loan, as the case may be, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(c) Effective Date and Allocations. The Administrative Agent and the Company shall determine the effective date of any Incremental Increase (the “Increase Effective Date”) and the final allocations therefor. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Increase, (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default has occurred and is continuing and (C) the Company and its Subsidiaries are in pro forma compliance with each of the financial covenants contained in Section 7.10 immediately before and immediately after giving effect to the applicable Incremental Increase. To the extent that any Incremental Increase shall take the form of an Incremental Term Loan, such Incremental Term Loan shall be on terms (including mandatory prepayments, sharing of payments, assignments and voting provisions) and pursuant to documentation substantially the same as the Term Loans under the Term Facility and as otherwise agreed by the Company, the Administrative Agent and the Lenders for such Incremental Term Loan. Each Revolving Credit Increase of either Revolving Credit Facility shall have the same terms as the outstanding Revolving Credit Loans under such Revolving Credit Facility and be part of the existing revolving credit facilities hereunder. Upon each Revolving Credit Increase (x) each Lender having a Revolving Credit Commitment under the applicable Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans, will, in each case, equal each Lender’s Applicable Percentage in respect of the Revolving Credit Facility (after giving effect to such increase in the Revolving Credit Commitments) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding under such Revolving Credit Facility, such Revolving Credit Loans shall, on or prior to the effectiveness of such Revolving Credit Increase, be prepaid from the proceeds of additional Revolving Credit Loans made hereunder under such Revolving Credit Facility (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by any amounts required to be paid pursuant to Section 3.05 to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from such Revolving Credit Increase.

(e) Amendment to Loan Documents. So long as the conditions in subsection (d) are satisfied, including those relating to the terms and conditions of any Incremental Increase, then this Agreement may be amended by the Company, the Administrative Agent and the Lenders providing such Incremental Increase (without the need to obtain the consent of any other Lender or any L/C Issuer) to the extent reasonably necessary, in the judgment of the Administrative Agent, to effectuate such Incremental Increase, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.17 Cash Collateral.

(a) Certain Credit Support Events. (i) Upon the request of the Administrative Agent or the applicable L/C Issuer (A) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) If at any time that there shall exist a Defaulting Lender, then immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(iii) In addition, the Company shall provide Cash Collateral as provided in Section 2.05(b) or otherwise pursuant to this Agreement.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Company, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Credit Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby (including by reason of exchange rate fluctuations), the Company or the relevant Revolving Credit Lender that is a Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Credit Lender that is a

Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or Swing Line Lender hereunder; third, if such Defaulting Lender is a Revolving Credit Lender and if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, in the case of a Defaulting Lender under any Facility, to the payment of any amounts owing to the other Lenders under such

Facility (in the case of the Revolving Credit Facility, including any L/C Issuer or Swing Line Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under such Facility (in the case of the Revolving Credit Facility, including any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans under any Facility or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders under the applicable Facility on a pro rata basis (and ratably among all applicable Facilities computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Multicurrency Revolving Credit Percentages to Reduce Fronting Exposure. During any period in which a Multicurrency Revolving Credit Lender is a Defaulting Lender, for purposes of computing the amount of the obligation of each Multicurrency Revolving Credit Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Multicurrency Revolving Credit Percentage” of each such non-Defaulting Lender shall be computed without giving effect to the Multicurrency Revolving Credit Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Multicurrency Revolving Credit Lender becomes a Defaulting Lender, no Default exists; and (B) the aggregate obligation of each Multicurrency Revolving Credit Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Multicurrency Revolving Credit Commitment of that non-Defaulting Multicurrency Revolving Credit Lender minus (2) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of that Multicurrency Revolving Credit Lender.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, and, in the case a Defaulting Lender is a Revolving Credit Lender, the Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender under any Facility should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other Lenders under such Facility, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders under such Facility or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans under such Facility and, in the case of the Revolving Credit Facility, the funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders under such Facility in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iv) A Borrower is not required to make an increased payment to a Lender under clause (ii) and/or (iii) above for a withholding or deducting on account of Indemnified Taxes if on the date on which the payment falls due the relevant Lender is entitled under any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without withholding or deducting on account of Indemnified Taxes had that Lender complied with its obligations under clause (v) below.

(v) A Lender which is entitled under any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document and each Borrower which makes a payment to which that Lender is entitled shall reasonably cooperate in completing any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a withholding or deducting on account of Indemnified Taxes; provided that no Lender shall be required, pursuant to this clause (v), to take any steps that are materially disadvantageous to it, in the reasonable judgment of such Lender.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or payable or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection after the Administrative Agent has exercised such remedies provided in clause (ii) of this subsection as the Administrative Agent in good faith discretion determines to be appropriate.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e) and any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(vi) At the request of the Administrative Agent or any Lender after a Borrowing by the applicable Borrower, the Company and each Borrower shall take such actions as shall be required or reasonably necessary, in the judgment of the Administrative Agent or such Lender, pursuant to applicable Laws to make available any exemption from, or reduction of, applicable Taxes that would otherwise be imposed by an Approved Jurisdiction in respect of payments to be made pursuant to this Agreement, including the timely provision of such notices, forms and necessary supporting documentation that may be required pursuant to the HMRC DT Treaty Passport Scheme or any similar legislation, treaty, scheme or arrangement; provided that with respect to the HMRC DT Treaty Passport Scheme, where a Lender that holds a passport under the HMRC DT Treaty Passport Scheme and wishes that scheme to apply to this Agreement, each Borrower shall, to the extent such Lender is a Lender under a Facility made available to such Borrower: (A) file a duly completed form DTTP 2 in respect of such Lender with H.M. Revenue & Customs within 30 days of a request from such Lender (for the benefit of the Administrative Agent and without liability to any Borrower) where such request includes such Lender’s scheme reference number and jurisdiction of tax residence, and (B) shall inform such Lender of the determination under the HMRC DT Treaty Passport Scheme promptly upon receipt thereof.

(vii) For purposes of this Section 3.01(e), the term “Lender” includes any L/C Issuer.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or such L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) Indirect Tax.

(i) All payments to be made by a Loan Party under or in connection with any Loan Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Loan Party makes the payment:

(A) it must pay to the Administrative Agent an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(B) the Administrative Agent will promptly provide to that Loan Party a tax invoice complying with the relevant Law relating to that Indirect Tax.

(ii) Where a Loan Document requires a Loan Party to reimburse the Administrative Agent or any Lender for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the Administrative Agent or such Lender against all Indirect Tax incurred by the Administrative Agent or such Lender in respect of the costs or expenses, except to the extent that the Administrative Agent or such Lender is entitled to repayment or credit in respect of the Indirect Tax. The Administrative Agent or relevant Lender will promptly provide to the Loan Party a tax invoice complying with the relevant Law relating to such Indirect Tax.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans (whether denominated in Dollars or an Alternative Currency) whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to (A) in the case of such Loans that are made to a Domestic Borrower and denominated in Dollars, Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), or (B) in the case of any other Loan, a Loan bearing interest at the applicable Overnight Rate for the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans. Such prepayment or conversion shall occur either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such

Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of (or a conversion to) (A) in the case of such Loans that are (or are proposed to be) made to a Domestic Borrower and denominated in Dollars, Base Rate Loans in the amount specified therein or (B) in the case of any other Loans, a Loan bearing interest at the Overnight Rate for the requested currency, or in the case of a conversion of an existing Loan, the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the applicable L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);

(iii) subject any Lender or any L/C Issuer to any tax, withholding obligation or deduction of any kind whatsoever, or increase the rate of any such tax, withholding obligation or deduction with respect to any payments made pursuant to this Agreement by a Borrower that is organized in an Approved Jurisdiction (except that this clause (iii) shall not apply to the extent such tax, deduction or withholding is an Indemnified Tax, which shall be governed exclusively by Section 3.01, or an Excluded Tax);

(iv) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(v) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit issued by such L/C Issuer or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or such L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than (x) the failure of such Lender to make a Loan or (y) any notice under Section 3.02 (solely with respect to the affected Lender) or Section 3.03) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender under this Section and delivered by such Lender to the Company shall be conclusive absent manifest error.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, any Lender gives the notice described in Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “PDFs” (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iii) such certificates of resolutions or other action, powers of attorney, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents, certifications and other evidence (including relevant copies of trade and other registers) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (or the equivalent thereof with respect to Foreign Borrowers, to the extent applicable) and qualified to engage in business in its jurisdiction of formation or in the case of a Borrower incorporated in Luxembourg, an excerpt from the Luxembourg Trade and Companies Register;

(v) favorable opinions of counsel, including local and special counsel, in each case addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and their capacity to enter into the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings (at least one of which shall be investment grade);

(viii) a duly completed Compliance Certificate signed by a Responsible Officer of the Company, demonstrating compliance (as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available) with the financial covenants in Section 7.10 after giving pro forma effect to the incurrence and repayment of Indebtedness on the Closing Date (with such reasonable detail and calculations as the Administrative Agent may request);

(ix) reasonably satisfactory evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x) copies of the Audited Financial Statements and the audited consolidated financial statements of the Company for fiscal years 2008 and 2009, and any interim unaudited financial statements for each quarterly period ended since December 31, 2010 for which financial statements are then available;

(xi) projections prepared by management of the Company consisting of consolidated balance sheets and statements of operations and cash flows on an annual basis for the term of this Agreement, which shall not be inconsistent with information provided to the Arrangers on or prior to September 14, 2011;

(xii) reasonably satisfactory evidence (including customary payoff letters and Uniform Commercial Code and other Lien releases) that (A) the Existing Credit Agreement and all obligations thereunder (other than letters of credit constituting Existing Letters of Credit hereunder) have been, or concurrently with the Closing Date are being, terminated and (B) all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released (other than cash collateral for any letters of credit that are not Existing Letters of Credit hereunder and have not been replaced by Letters of Credit issued hereunder);

(xiii) each Borrower shall, to the extent requested by the Administrative Agent or any Lender at least five days prior to the Closing Date, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may reasonably require.

(b) All fees required to be paid (i) to the Administrative Agent and/or the Arrangers on or before the Closing Date shall have been paid and (ii) to the Lenders on or before the Closing Date under the Loan Documents shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of a single counsel (and appropriate local counsel) to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, to the extent modified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall have occurred and be continuing, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.19, each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing (or the equivalent thereof with respect to Foreign Borrowers, to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing (or the equivalent thereof with respect to Foreign Borrowers, to the extent applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a)

contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Liens permitted by Section 7.01) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, creation, payment or violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except as have been obtained or to the extent that failure to so obtain could not reasonably be expected to have a Material Adverse Effect and except that in case of court proceedings in a Luxembourg court, or presentation of the Agreement or any other Loan Document to an official authority (autorité constituée) in Luxembourg, such court or autorité constituée may require registration of the Agreement or any other Loan Document or any agreements referred to therein, in which case such agreements will be subject to registration duties.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights or by equitable principles or principles of public order relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of July 1, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company (on a consolidated basis) as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to ordinary course year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The projections that have been delivered to the Administrative Agent pursuant to Section 4.01 or any projections hereafter delivered to the Administrative Agent or the Lenders (including pursuant to Section 6.01(c)) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Company to be reasonable at the time they were made.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that, except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Subsidiaries are in compliance with all Environmental Laws, other than those the failure with which to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates; provided that the foregoing provisions of this Section 5.10 shall not restrict the ability of the Company and its Subsidiaries to use either commercially reasonable self-insurance or insurance through “captive” insurance Subsidiaries.

5.11 Taxes. Except to the extent that failure to perform would not be likely to result in a Material Adverse Effect, the Company and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement other than any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes or any tax sharing agreement that arises as a normal part of the group tax rules in jurisdictions where the Company’s Subsidiaries are allowed to form a consolidated tax group, organschaft or similar arrangement.

5.12 ERISA Compliance and other Canadian Pension Plan matters.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code, other United States federal and state laws, except to the extent that the failure to comply would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and Multiemployer Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS to the effect that the form of such Pension Plan or Multiemployer Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Company, nothing has occurred subsequent to the issuance of such determination letter or favorable opinion letter that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (as defined in Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Company or any ERISA Affiliate; and (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code with respect to plans that are not in “at-risk” status (within the meaning of Section 303(i) of ERISA)) is 60% or higher and no Multiemployer Plans are considered in “endangered” or “critical” status (within the meaning of Section 3.05 of ERISA).

(d) Each Canadian Pension Plan and Canadian Multiemployer Plan is in compliance with the applicable provisions of Canadian Pension Laws, except to the extent that the failure to comply would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action, order, or notice of intention to issue an order by any Governmental Authority, with respect to any Canadian Pension Plan or Canadian Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of Canadian Pension Laws or regulatory policies with respect to any Canadian Pension Plan or Canadian Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries that meet part (a) of the definition of “Material Domestic Subsidiary”, except those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party free and clear of all Liens (other than Liens permitted under Section 7.01). All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable. As of the Closing Date, each of the Subsidiary Guarantors, Foreign Borrowers, Designated Borrowers and Material Domestic Subsidiaries is identified as such in Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) will be subject to any restriction contained in any Loan Document or in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness that is within the scope of Section 8.01(e) will be margin stock.

(b) Neither the Company nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. None of the representations or warranties made by the Company or any of the Loan Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and information available to it at such time, it being understood that the Company is under no obligation to update such projections or underlying information.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company and each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on the US Patriot Act Compliance Certificate (the “Patriot Act Certificate”) delivered to the Administrative Agent on the Closing Date. The true and correct unique identification number, if any, of each Foreign Borrower that is a party hereto on the Closing Date and that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on the Patriot Act Certificate.

5.18 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or have such right to use, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, except, either individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents. With respect to any Foreign Obligor that is formed in Australia, the parties hereto hereby acknowledge there is no concept of public acts in Australia.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for in the case of (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid and except that in case of court proceedings in a Luxembourg court, or presentation of the Agreement or any other Loan Document to an official authority (autorité constituée) in Luxembourg, such court or autorité constituée may require registration of the Agreement or any other Loan Document or any agreements referred to therein, in which case such agreements will be subject to registration duties.

(c) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(d) Each Borrower incorporated in Australia represents that it is entering into and performing its obligations under the Loan Documents in good faith in its best interests and for a proper purpose.

5.20 Solvency. The Company and its Subsidiaries (taken as a whole) are, and upon the incurrence of the Obligations by the Loan Parties on any date on which this representation is made will be, Solvent.

5.21 OFAC. Neither the Company nor any Subsidiary (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 (which Section 6.11 shall apply to Designated Borrowers as well) and 6.12) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 100 days after the end of each fiscal year (commencing with the fiscal year ending closest to December 31, 2011) of the Company, a consolidated balance sheet of the Company as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters (commencing with the fiscal quarter ended closest to September 30, 2011) of each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such fiscal quarter, and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, in each case setting forth in each case in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such consolidated statements to be in reasonable detail, certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to ordinary course year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 90 days after the end of each fiscal year of the Company, an annual financial plan and budget of the Company on a consolidated basis, including forecasts prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of operations and cash flows of the Company on a quarterly basis for such fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) commencing with the delivery of the financial statements for the fiscal quarter of the Company ended closest to September 30, 2011 (it being understood that for such fiscal quarter compliance with the financial covenants shall be computed as if the covenants in Section 7.10 were in effect on such date after giving pro forma effect to the incurrence and repayment of Indebtedness on the Closing Date; it being further understood that such calculations are being provided solely for informational purposes only and do not reflect an intent that the financial covenants under this Agreement were actually in effect on such date), (i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Company (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), and (ii) not later than 120 days after the end of each fiscal year, a certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Company and containing the notices relating to Subsidiaries (including Material Domestic Subsidiaries) required by Section 6.14 and reasonable supporting financial detail with respect thereto;

(b) if an Event of Default has occurred and is continuing, promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary (unless restricted by applicable professional standards), or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 (other than on Form S-8, S-3, S-4, S-5, 8-K, Schedule 13D, Schedule 13G or any similar form), and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain, copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or any of their Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, such Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be subject to the provisions of Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.03 Notices. Promptly after a Responsible Officer of the Company obtains actual knowledge thereof, notify the Administrative Agent of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event that, alone or together with another ERISA Event, could reasonably be expected to result in liability to Company, any Subsidiary and/or any ERISA Affiliate in an aggregate amount exceeding 50% of the Threshold Amount; and

(d) any announcement by Moody’s or S&P of any change in a Debt Rating or the outlook in respect thereto.

Each notice pursuant to this Section 6.03 (other than Section 6.03(d)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its property, unless in any such case (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary or (b) the failure to so pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the equivalent thereof with respect to Foreign Borrowers, to the extent applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case under clause (a) or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for Persons engaged in the same or similar business) as are customarily carried under similar circumstances by such other Persons; provided that the foregoing provisions of this Section 6.08 shall not restrict the ability of the Company and its Subsidiaries to use either commercially reasonable self-insurance or insurance through “captive” insurance Subsidiaries.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries on the basis of GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Subject to national security and defense requirements of any Governmental Authority and Section 11.07(c), permit representatives and independent contractors of the Administrative Agent (which may be accompanied by representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ reasonable and customary policies and procedures), all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall coordinate with one another regarding any visits under this Section and shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default (it being understood that each Lender may be represented in such annual visit or inspection, which shall be organized by the Administrative Agent and that during the continuation of an Event of Default such visits and inspections may be conducted by the Administrative Agent or any Lender at any time during normal business hours and without prior notice and without regard to any limitation as to the number of such visits and inspections in any calendar year). the Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. The rights of the Administrative Agent and the Lenders under this Section are subject in all respects to the provisions of Section 11.07(c).

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for (a) the refinancing of the credit facility established pursuant to the Existing Credit Agreement, (b) working capital, capital expenditures and the issuance of Letters of Credit (c) to finance Investments permitted pursuant to Section 7.02, (d) to finance Permitted Acquisitions, (e) to finance Restricted Payments permitted pursuant to Section 7.07, and (f) for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Corporate Ratings. Use commercially reasonable efforts to maintain both a Moody’s Rating and a S&P Rating at all times (or, if one of the ratings is not available or cannot be obtained by using commercially reasonable efforts, use commercially reasonable efforts to obtain a similar type rating from another nationally recognized rating agency reasonably acceptable to the Administrative Agent).

6.13 [Reserved].

6.14 Designation and Notices of Subsidiaries.

(a) At any time after the Closing Date and upon written notice to the Administrative Agent, the Company may designate any Subsidiary as a Material Domestic Subsidiary.

(b) Upon the consummation of a Permitted Acquisition, if any acquired Person is a Domestic Subsidiary of the Company and at such time meets part (a) of the definition of “Material Domestic Subsidiary” (with the Company making pro forma calculations and designations to account for such acquisition as if it occurred on the first day of the most recently ended four-quarter period for which financial statements are available), the Company shall designate such Subsidiary as a Material Domestic Subsidiary by written notice to the Administrative Agent delivered on or prior to the date of consummation of such Permitted Acquisition.

(c) If any Compliance Certificate delivered pursuant to Section 6.02(a) in connection with the delivery of the annual financial statements pursuant to Section 6.01(a) demonstrates either (i) that a Domestic Subsidiary that is not a Subsidiary Guarantor at such time meets part (a) of the definition of “Material Domestic Subsidiary” or (ii) that the Domestic Subsidiaries that are Subsidiary Guarantors at such time (when combined with the Company and any Subsidiaries that are identified as Material Domestic Subsidiaries pursuant to the preceding part (i) in such Compliance Certificate) account for less than 80% of the consolidated domestic assets or less than 80% of the consolidated domestic revenues of the Company and its Domestic Subsidiaries as of the last day of, and for, the fiscal year for which such Compliance Certificate is being delivered, then in either such case promptly after the date of delivery of such Compliance Certificate the Company shall designate in writing to the Administrative Agent such additional Subsidiaries as “Material Domestic Subsidiaries” so that (after compliance with Section 6.15) the requirements and thresholds in this subpart (c) are satisfied.

(d) The Company shall comply with Section 6.15 within the times provided therein with respect to each Subsidiary required to be designated as a Material Domestic Subsidiary pursuant to this Section.

6.15 Notices Regarding Subsidiaries; Covenant to Guarantee. Within 30 days after the date any notice is provided, or is required to be provided, pursuant to Section 6.14 (or such later time as may be determined by the Administrative Agent in its sole discretion), if any relevant Person is an indirect or direct Domestic Subsidiary that is a Material Domestic Subsidiary, cause such Domestic Subsidiary to (as applicable):

(a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose; and

(b) in furtherance of clause (a) above, deliver to the Administrative Agent, (i) such other document or documents as the Administrative Agent shall reasonably deem appropriate to effect the purposes set forth in such clauses, (ii) such documents and certificates referred to in Section 4.01 (including, without limitation, legal opinions) as may be reasonably requested by the Administrative Agent, (iii) updated schedules to the Loan Documents if, and as, requested by the Administrative Agent and (iv) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.16 Approvals and Authorizations. Maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Borrower is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.17 Personal Property Securities Act 2009 (Cth). If the Administrative Agent determines that this Agreement, any transactions contemplated by this Agreement or any other Loan Document is or includes a security interest for the purposes of the Personal Property Securities Act 2009 (Cth) (the “PPS Act”), the Loan Parties agree to do anything which the Administrative Agent reasonably requires and considers necessary under the PPS Act for the purpose of :

(a) ensuring that the security interest is enforceable, perfected and otherwise effective;

(b) enabling the Administrative Agent to apply for or renew any registration, or give any notification, in connection with the security interest so that the security interest has the contemplated priority; or

(c) enabling the Administrative Agent to exercise rights in connection with the security interest.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations), or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

(a) Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i) Permitted Encumbrances;

(ii) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of any Indebtedness secured or benefited thereby is permitted by Section 7.03(b);

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bid and appeal bonds, surety bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, performance letters of credit and other similar obligations (including any obligation to make payments in connection with such performance, but excluding obligations for the payment of borrowed money);

(iv) Liens securing insurance premium financing Indebtedness permitted pursuant to Section 7.03(k) so long as such Liens extend only to the premiums (including investments made therewith) and insurance policies being financed with such Indebtedness;

(v) [reserved];

(vi) Liens securing Indebtedness of Foreign Subsidiaries and Subsidiaries that are not Subsidiary Guarantors otherwise permitted hereunder in an aggregate amount not to exceed $100,000,000 at any time outstanding so long as such Liens extend only to the assets of Subsidiaries that are not Subsidiary Guarantors;

(vii) Liens arising as a result of progress payments and retainage amounts arising in the ordinary course of business under contracts to which the Company or one of its Subsidiaries is a party;

(viii) Liens on assets acquired in a Permitted Acquisition; provided that (i) such Liens were not created in contemplation of such Permitted Acquisition, (ii) no such Lien extends to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary, (iii) such Liens secure only Indebtedness permitted by Section 7.03(g) and (iv) the aggregate amount of Indebtedness secured by such Liens does not exceed $100,000,000 at any time outstanding; provided further that such Liens may include any renewals or extensions thereof so long as (A) the property covered thereby is not changed, (B) the amount secured or benefited thereby continues to comply with clause (iv) of the preceding proviso, (C) the direct or any contingent obligor with respect thereto is not changed, and (D) any renewal or extension of any Indebtedness secured or benefited thereby is permitted by Section 7.03(g);

(ix) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(x) Liens securing Non-Recourse Indebtedness permitted by Section 7.03(n) so long as such Liens extend only to the assets to which repayment is expressly limited pursuant to the terms of such Non-Recourse Indebtedness;

(xi) Liens securing Contingent Obligations permitted pursuant to Section 7.04(d) so long as such Liens comply with the provisions of such Section 7.04(d); and

(xii) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $100,000,000 at any time outstanding.

(b) Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that includes or contains any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Company or any other Subsidiary, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary, (iii) make loans or advances to the Company or any other Subsidiary, or (iv) transfer any of its property or assets to the Company or any other Subsidiary, except for (A) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses, (B) restrictions on the transfer of ownership interests in Joint Ventures, (C) restrictions in an executed agreement with respect to a sale of such assets, (D) restrictions imposed by any agreements governing any Non-Recourse Indebtedness to pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Company or any other Subsidiary and (E) customary restrictions contained in Indebtedness permitted pursuant to Section 7.03 if the Company determines at the time of incurrence of such Indebtedness that any such restriction will not materially affect the Company’s ability to make principal or interest payments on the Obligations.

7.02 Investments. Make any Investments, except:

(a) Investments made by the Company or such Subsidiary in the form of Cash, cash equivalents, short term investments and marketable securities (i) issued or guaranteed by the United States Government or (ii) issued by any agency of the United States and backed by the full faith and credit of the United States;

(b) Investments existing on the Closing Date and listed on Schedule 7.02;

(c) Permitted Acquisitions;

(d) capital expenditures made in the ordinary course of business;

(e) Investments in (including capital contributions and loans to and Contingent Obligations for the benefit of) Project-related Joint Ventures entered into in the ordinary course of business;

(f) advances to officers, directors and employees of the Company or a Subsidiary for business-related expenses and expenditures in the ordinary course of business;

(g) Investments by the Company in any Subsidiary and Investments by any Subsidiary in the Company or in another Subsidiary;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(i) Investments received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries, or as security for any such Indebtedness or claim;

(j) Contingent Obligations permitted by Section 7.03;

(k) Investments of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary in connection with a Permitted Acquisition; provided that (i) such Investments were not made in contemplation of such Permitted Acquisition, and (ii) neither the Company nor any of its Subsidiaries (other than such Person and the Persons that were its Subsidiaries or the Subsidiary of Company into which such Person is merged or consolidated) shall become liable with respect to such Investment;

(l) Investments consisting of non-Cash consideration in the form of Equity Interests, notes or similar obligations in connection with any Disposition permitted pursuant to Section 7.06; and

(m) other Investments in an aggregate amount not to exceed $275,000,000 at any time outstanding, which amount shall be increased by $25,000,000 on each anniversary of the Closing Date; provided that the foregoing restriction as to the amount of such Investments in this clause (m) shall not apply to any such Investment if, at the time of such Investment and after giving pro forma effect thereto, the Moody’s Rating is at least Ba1 and the S&P Rating is at least BB+.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred and interest paid, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(c) subject to Section 7.04(h), Contingent Obligations of a Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of a Borrower or any other Subsidiary;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(a)(ix), provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time outstanding;

(e) Contingent Obligations permitted pursuant to Section 7.04 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(f) Indebtedness in respect of operating leases;

(g) Indebtedness assumed in connection with a Permitted Acquisition or Indebtedness of a Subsidiary or Subsidiaries acquired in a Permitted Acquisition and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred and interest paid, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided further that in any event (i) no such Indebtedness was created in contemplation of such Permitted Acquisition, (ii) notwithstanding anything to the contrary in this Section 7.03 or in Section 7.04, the obligors with respect to such Indebtedness shall be only the Subsidiary or Subsidiaries which made such Permitted Acquisition and in connection therewith assumed such Indebtedness and Persons acquired in such Permitted Acquisition, and (iii) any Liens securing such Indebtedness are permitted by Section 7.01(a)(viii);

(h) additional secured Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(i) Indebtedness of Foreign Subsidiaries and Subsidiaries that are not Subsidiary Guarantors in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;

(j) Indebtedness of the Company or any Subsidiary of the Company owing to the Company or any other Subsidiary of the Company;

(k) Indebtedness relating to insurance premium financings incurred in the ordinary course of business;

(l) Indebtedness of Joint Ventures that is not recourse to the Company or any of its Subsidiaries;

(m) [reserved]; and

(n) other unsecured Indebtedness, Subordinated Indebtedness and Non-Recourse Indebtedness so long as at the time of the incurrence of such Indebtedness, (i) no Default has occurred and is continuing, or would result therefrom, (ii) the Company and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.10 immediately before and after giving effect to the incurrence of such Indebtedness, and (iii) no such Indebtedness is secured by any Lien on any asset of the Company or any Subsidiary other than Liens securing Non-Recourse Indebtedness permitted by Section 7.01(a)(x).

7.04 Contingent Obligations. Create or become or remain liable with respect to any Contingent Obligation, except:

(a) Contingent Obligations outstanding on the Closing Date and listed on Schedule 7.04 and any amendments, renewals or extensions thereof; provided that the amount of such Contingent Obligation is not increased at the time of such amendment, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, renewal or extension;

(b) Contingent Obligations of the Company or any Subsidiary existing or arising under any Hedge Agreement entered into in the ordinary course of business and not for purposes of speculation or taking a “market view”, provided that such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(c) Contingent Obligations arising under any of the Loan Documents;

(d) Contingent Obligations in respect of financial letters of credit and financial guarantees not issued under this Agreement in an aggregate amount not to exceed $100,000,000 at any time outstanding; provided that such Contingent Obligations shall be unsecured;

(e) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Dispositions permitted by Section 7.06;

(f) Contingent Obligations in respect of (i) operating leases entered into by the Company or its Subsidiaries in the ordinary course of business and (ii) pension obligations of the Company or its Subsidiaries;

(g) Contingent Obligations in respect of guarantees, performance bonds, bid bonds, appeal bonds, surety bonds, performance letters of credit and similar obligations provided in the ordinary course of business to support the obligations of Subsidiaries and Joint Ventures;

(h) Contingent Obligations in respect of any Indebtedness of a Borrower or any of the Subsidiaries permitted pursuant to Section 7.03; provided that in the case of such Contingent Obligations of a Borrower or a Subsidiary Guarantor, in the event such Indebtedness is Subordinated Indebtedness, any Contingent Obligation in respect thereof shall be subordinated to the Subsidiary Guaranty to the same extent such Subordinated Indebtedness is subordinated to the Obligations of the applicable Borrower or Subsidiary Guarantor, as the case may be;

(i) Contingent Obligations in respect of any financial guarantees by the Company or a Subsidiary made for the benefit of, or on behalf of, Joint Ventures for federal government Projects in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(j) Contingent Obligations in respect of indemnification, adjustment of purchase price, earn-out deferred compensation and similar obligations incurred in connection with a Permitted Acquisition;

(k) Contingent Obligations in respect of guaranties by the Company or a Subsidiary made in the ordinary course of business of any obligations of a Subsidiary under a contract for the performance of or delivery of work or services (including any obligations to make payments in connection therewith) (i) to a customer of such Subsidiary or (ii) where the party to the contract is a Joint Venture in which the Company or any of its Subsidiaries has an ownership interest; and

(l) other Contingent Obligations in an aggregate amount not to exceed $150,000,000 at any time outstanding.

7.05 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with or into (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (A) when any Designated Borrower is merging or consolidating with another Subsidiary, the continuing or surviving Person shall be a Designated Borrower (whether as the survivor or by becoming a Designated Borrower in a manner reasonably satisfactory to the Administrative Agent); and (B) when any Subsidiary Guarantor is merging or consolidating with another Subsidiary, the continuing or surviving Person shall be a Subsidiary Guarantor (whether as the survivor or by becoming a Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent, including by joining the Subsidiary Guaranty);

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Company, or a Subsidiary Guarantor;

(c) any Person may be merged or amalgamated with or into the Company or any Subsidiary of Company if the acquisition of the Equity Interests of such Person by the Company or such Subsidiary constitutes a Permitted Acquisition and the requirements thereof are satisfied;

(d) any Subsidiary, other than a Subsidiary that at such time is a Designated Borrower, may dissolve or liquidate so long as (i) such dissolution or liquidation could not reasonably be expected to result in a Material Adverse Effect or have a material adverse effect on the value of the Subsidiary Guaranty, (ii) if such dissolving Subsidiary is a Subsidiary Guarantor (A) it is not at the time of such dissolution or liquidation a Material Domestic Subsidiary pursuant to part (a) of the definition of such term and (B) after giving effect to such dissolution or liquidation the Subsidiary Guarantors party to the Subsidiary Guaranty continues to meet the tests set forth in parts (a) and (b) of the definition of “Material Domestic Subsidiary”;

(e) pursuant to a Disposition permitted under Section 7.06 (other than Section 7.06(e)); and

(f) any Subsidiary may Dispose of any Equity Interests in any Foreign Subsidiary to the Company or to another Subsidiary.

7.06 Dispositions. Make any Disposition, except:

(a) Dispositions of excess, surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of similar replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to another Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Company or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.05 (other than Section 7.05(e));

(f) Dispositions of assets within 365 days after the acquisition thereof if (i) such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate, and (ii) such assets are sold or disposed of for Cash or any other consideration which represents the fair market value thereof;

(g) in order to collect receivables in the ordinary course of business, resolve disputes that occur in the ordinary course of business or engage in transactions with government agencies in the ordinary course of business, the Company and its Subsidiaries may Dispose of, discount or otherwise compromise for less than the face value thereof, notes or accounts receivable, so long as no such Disposition, discount or other compromise gives rise to any Indebtedness, any Lien on any note or account receivable, or is made as part of any account receivable securitization program;

(h) Dispositions of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of any such Subsidiary if required by applicable Law;

(i) Dispositions of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and Dispositions of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(j) Dispositions by the Company and its Subsidiaries of property pursuant to sale-leaseback transactions;

(k) Dispositions of Cash and cash equivalents;

(l) non-exclusive licenses or sublicenses of IP Rights in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries;

(m) Dispositions by the Company or any of its Subsidiaries of assets in an amount not to exceed $20,000,000 in any single transaction or related series of transactions; and

(n) additional Dispositions by the Company and its Subsidiaries not to exceed an aggregate amount in any fiscal year equal to the Asset Sale Amount in effect for such fiscal year; provided that (i) the consideration received for such Disposition shall be in an amount at least equal to the fair market value thereof; (ii) no Default shall have occurred or be continuing after giving effect thereto; and (iii) if applicable, the proceeds of such Dispositions shall be applied as required by Section 2.05(b); provided further that if any Cash proceeds from a Disposition made pursuant to this subpart (n) that are not required to be used to make a prepayment pursuant to Section 2.05(b) are reinvested in assets used or useful in the business of the Company and its Subsidiaries during such year, the amount of such Cash reinvestment shall increase the Asset Sale Amount for the year in which such reinvestment is made.

7.07 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment if at the time of making such Restricted Payment, and after giving pro forma effect thereto (including any Indebtedness incurred in connection therewith), either (x) any Default shall have occurred and be continuing or would result therefrom or (y) the Consolidated Leverage Ratio is equal to or greater than 1.50 to 1.00 (it being understood that any Restricted Payment made when neither of the preceding conditions exist shall not at any later time constitute usage of any of the exceptions contained in (a) through (e) below regardless of any later change in the Consolidated Leverage Ratio), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to a Borrower, any Subsidiary Guarantor and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company and its Subsidiaries may purchase Equity Interest of any Subsidiary of the Company owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000 in any fiscal year;

(d) the Company may purchase Equity Interest of the Company and any warrants or other rights with respect to Equity Interest of the Company from its employees, officers and directors by net exercise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan;

(e) without limitation of or by any other clause in this Section 7.07, the Company and each Subsidiary may make other Restricted Payments in an aggregate amount not to exceed $200,000,000 in any fiscal year of the Company (without carryover to any ensuing fiscal year); and

(f) without limitation of or by any other clause in this Section 7.07, the Company and each Subsidiary may make other Restricted Payments in an aggregate amount after the Closing Date not to exceed the sum, determined as of the date of such Restricted Payment, of (i) 50% of the cumulative amount of Net Income for the period commencing on first day of the fiscal quarter containing the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered, or were required to be delivered, pursuant to Section 6.01(a) or Section 6.01(b); plus (ii) 100% of the Net Cash Proceeds received after the Closing Date and prior to the date of such Restricted Payment by the Company from the issuance of common Equity Interests of the Company to third parties.

7.08 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any similar lines of business (or any related, ancillary or complementary business, including business services).

7.09 Transactions with Affiliates. Except as set forth on Schedule 7.09, enter into any transaction of any kind with any Affiliate of the Company on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and any of its Subsidiaries or between and among any Subsidiaries, (b) the payment of reasonable fees and compensation to officers and directors of the Company or any of its Subsidiaries and reasonable indemnification arrangements entered into by the Company or any of its Subsidiaries, including any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the board of directors or equivalent governing body of the Company, (c) existing related party transactions described in the Company’s Annual Report on Form 10-K for the 2010 Fiscal Year, (d) any Restricted Payment permitted pursuant to Section 7.07, (e) so long as the Company is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Company policy regarding such transactions to the extent such policy was approved by the Company’s board of directors, (f) any payments or other transaction pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes, and (g) Investments permitted pursuant to Section 7.02.

7.10 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00; provided that, at the Company’s option, the maximum Consolidated Leverage Ratio permitted by this subsection (b) may be increased to 3.25 to 1.00 (each such election, a “Leverage Ratio Increase”) for the four consecutive fiscal quarter ending dates (or such shorter time, as may be elected by the Company) immediately following the consummation of a Material Acquisition; provided further that, in any event (without regard to the making of more than one Material Acquisition), the maximum

Consolidated Leverage Ratio permitted by this subsection (b) must return to 3.00 to 1.00 for the fiscal quarter end immediately following each single election by the Company of a Leverage Ratio Increase.

7.11 Change In Fiscal Year. Make any change in its fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation (other than any Unreimbursed Amount repaid with the proceeds of Revolving Credit Loans made pursuant to Section 2.03(c)(i)), or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date on which a Responsible Officer of the Company obtains actual knowledge of such failure and (ii) the date on which written notice thereof shall have been given to the Company by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, to the extent modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Borrower or any Material Domestic Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Contingent Obligation (other than Indebtedness hereunder and Contingent Obligations under Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or Contingent Obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Contingent Obligation constituting a Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Hedge Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, administrator or Controller (as defined in the Corporations Act 2001 (Cth)), trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, administrator or Controller (as defined in the Corporations Act 2001 (Cth)), trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts. Any Borrower or any Material Domestic Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h) Judgments or Attachments. (i) There is entered against any Loan Party one or more final judgments or orders for the payment of money or any writ or mandate of attachment or execution or similar process is issued or levied against all or a substantial part of the property of any Loan Party, in an aggregate amount (as to all such judgments, orders, writs, attachments or similar process) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the applicable insurer has not disputed, denied or failed to acknowledge coverage), and there is a period of 60 consecutive days during which such judgment shall remain undischarged, unvacated, unbonded or unstayed (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability in any calendar year in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Either (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or any analogous Laws of any other applicable jurisdiction), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent, any Lender or any L/C Issuer.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under Hedge Agreements and Cash Management Agreements and (c) Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03, 2.05 and/or 2.17, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03, 2.05 and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Cash Management Agreements and Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and except for rights specifically provided to any Borrower in this Article IX, no Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Company (such consent not to be unreasonably withheld or delay and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Company) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

If Wells Fargo resigns as Administrative Agent pursuant to this Section, Wells Fargo may, upon 120 days’ notice to the Company (which notice may be included in the notice of resignation as Administrative Agent and may be shortened by agreement between Wells Fargo and the Company), resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Company shall be entitled to appoint from among the Lenders (including the successor Administrative Agent) a successor Swing Line Lender hereunder, which such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender. Such resignation shall be effective upon the appointment of a successor Swing Line Lender, provided that if the Company has not appointed any such successor Swing Line Lender by the date that is 120 days after the date notice is given by the retiring Swing Line Lender, the resignation of Wells Fargo as Swing Line Lender shall become effective in any event. Upon the effectiveness of its resignation hereunder (whether as a result of the passage of time or the appointment of a successor Swing Line Lender), the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents; provided that notwithstanding anything to the contrary in this paragraph, Wells Fargo shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Book Managers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Designated Borrower from its obligations hereunder if such Person ceases to be a Designated Borrower in accordance with the provisions of this Agreement; and

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Designated Borrower from its obligations hereunder, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Cash Management Agreements and Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

COLLECTION ALLOCATION MECHANISM

10.01 Implementation of CAM.

(a) On the CAM Exchange Date, to the extent not otherwise prohibited by Law or otherwise, (i) each Lender shall immediately be deemed to have acquired participations in the Swing Line Loans in an amount equal to such Lender’s Applicable Percentage of each Swing Line Loan outstanding on such date, and shall promptly make payment therefor to the Swing Line Lender in accordance with Section 2.04(c) (each of which such participations shall, upon funding thereof, be deemed to result in such funding Lender directly holding the share of the Swing Line Loans so participated), (ii) each Lender shall promptly make payment of any L/C Advance owing by it to any L/C Issuer (together with any interest thereon) and any Person with a participation in any unreimbursed letter of credit issued under any Additional Letter of Credit Facility shall promptly make payment of its participation interest to the relevant issuer thereof (together with any interest thereon), (iii) all Loans and any Unreimbursed Amounts outstanding in any currency other than Dollars and any unreimbursed amounts under any Additional Letter of Credit Facility outstanding in a currency other than Dollars (collectively, “Obligations to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Spot Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), and (iv) each CAM Exchange Party that is a party hereto severally, unconditionally and irrevocably agrees that it shall purchase or sell in Dollars a participating interest in the Designated Obligations in an amount equal to its CAM Percentage of the outstanding principal amount of the Designated Obligations, such that in lieu of the interest of each CAM Exchange Party in the applicable Facility (including any Incremental Term Loan or any Additional Letter of Credit Facility) in which it shall participate prior to the CAM Exchange Date, each such CAM Exchange Party shall hold an interest in every one of the applicable Facilities (including any Incremental Term Loan or any Additional Letter of Credit Facility), whether or not such CAM Exchange Party shall have previously participated therein, equal to such CAM Exchange Party’s CAM Percentage thereof on the CAM Exchange Date. All Converted Loans made to the Company shall bear interest at the rate which would otherwise be applicable to Base Rate Loans and all Converted Loans made to a Foreign Borrower shall bear interest at the Overnight Rate applicable to Dollars. Each CAM Exchange Party that is a party hereto and each Borrower hereby consents and agrees to the CAM Exchange, and each such CAM Exchange Party agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any applicable Facility. Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the CAM Exchange Parties after giving effect to the CAM Exchange.

(b) If, for any reason, the Obligations to be Converted may not be converted into Dollars in the manner contemplated by subsection (a) of this Section 10.01, the Administrative Agent shall determine the Dollar Equivalent of the Obligations to be Converted (calculated on the basis of the Spot Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to subsection (a) of this Section 10.01). Such determination shall be utilized to determine the CAM Percentage of each CAM Exchange Party and the participations to be exchanged.

(c) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations, and each distribution made by the Administrative Agent pursuant to any security document in respect of the Designated Obligations, shall be distributed to the CAM Exchange Parties pro rata in accordance with their respective CAM Percentages. Any direct payment received by a CAM Exchange Party upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the CAM Exchange Parties in accordance herewith.

10.02 Letters of Credit. In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of a drawing under a Letter of Credit that is not reimbursed by the Company or another Loan Party, then (i) each Lender shall, in accordance with Section 2.03(c), promptly make its L/C Advance in respect of such Unreimbursed Amount (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such drawing and the making of such L/C Advances and each of the CAM Exchange Parties shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that each CAM Exchange Party shall own an interest equal to such CAM Exchange Party’s CAM Percentage in the Designated Obligations (and the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into Dollars in accordance with the first sentence of Section 10.01), and (iii) in the event distributions shall have been made in accordance with clause (c) of Section 10.01, the CAM Exchange Parties shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each such drawing and L/C Advance been outstanding on the CAM Exchange Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error. In the event any Additional Letter of Credit Facility is outstanding at such time, the provisions of this Section shall be read to include any letter of credit issued thereunder and shall include any Person with a participation obligation with respect thereto.

10.03 No Additional Obligations of Loan Parties. The provisions of this Article X are solely an agreement among the Lenders, the L/C Issuers, the Administrative Agent and any Person providing any portion of an Incremental Increase or an Additional Letter of Credit Facility as a creditor, for the purpose of allocating risk, and no Loan Party shall have any additional obligations to any of the Lenders, the L/C Issuers, the Administrative Agent or any other Person solely as a result of the operation of this Article X (except for the obligations of the Borrowers under the last sentence of Section 10.01(a)).

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. Except as permitted pursuant to Section 2.14, 2.15 or 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a), 4.01(b)(ii), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Facility Lenders under such Facility;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments and payments of Default Interest) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 in a manner that would alter the order or pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Facility Lenders under such Facility;

(g) amend (i) Section 1.06 or the definition of “Alternative Currency” without the written consent of each Multicurrency Revolving Credit Lender, (ii) the definition of “Approved Jurisdiction” without the written consent of each Revolving Credit Lender or (iii) Section 2.14(b)(ii)(C) in a manner that reduces the number of Revolving Credit Lenders required to approve a Designated Borrower under such Section without the written consent of each Revolving Credit Lender; or

(h) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) below), without the written consent of each Lender directly affected thereby, (ii) the definition of “Required Facility Lenders” as it relates to a Facility (or the constituent definition therein relating to such Facility) without the written consent of each Lender under such Facility that is directly affected thereby or (iii) the definition of “Required Multicurrency Revolving Lenders” without the written consent of each Multicurrency Revolving Credit Lender that is directly affected thereby; or

(i) release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders under such Facility;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) while any Term Loans (including any Incremental Term Loans) remain outstanding, without the prior written consent of the Required Revolving Lenders, no amendment, waiver or consent shall (A) modify or affect Section 4.02 or any other provision of this Agreement if the effect of such amendment, waiver or consent is to require the Revolving Credit Lenders to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so (except, in each case, for a waiver of a Default, other than a Default under Section 7.10 (with respect to which this subpart (A) shall apply), that would otherwise be permitted with solely the consent of Required Lenders), or (B) increase the amount of the Alternative Currency Loan Sublimit, the Alternative Currency Sublimit, the Foreign Borrower Sublimit or the Swing Line Sublimit. Notwithstanding anything to the contrary herein, no Defaulting Lender other than a Voting Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of (A) the applicable Lenders other than Defaulting Lenders and (B) any applicable Voting Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Required Revolving Lenders or the Required Term

Lenders, as applicable, the Company may replace such non-consenting Lender with respect to the applicable Facility or Facilities in accordance with Section 11.13 so long as such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower; excluding any such that such losses, costs, expenses and liabilities that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the applicable L/C Issuer, Lender or Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall, jointly and severally, pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of a single counsel (and appropriate local counsel) for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers, and one additional counsel for the Lenders and the L/C Issuers, taken together, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel), and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such local and foreign counsel in each jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of (i) one counsel (to be chosen by the Administrative Agent in consultation with the Company) for the Administrative Agent and for the other Indemnitees, taken together, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel), and (ii) any necessary local or foreign counsel (or in the case of a conflict of interest, one additional such local or foreign counsel in each jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (D) any

actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim; provided, however, for the avoidance of doubt, (1) this Section 11.04(b) shall not apply to (aa) Indemnified Taxes covered by Section 3.01, (bb) Excluded Taxes imposed on any payment of interest, fees or amounts payable by any Borrower under Section 3.01 or (cc) any amounts payable by any Borrower under Section 3.04 with respect to any tax, withholding obligation or deduction and (2) the amount of Taxes that represent losses or damages from any non-Tax claim shall take into account whether (and to what extent) the Indemnitee is entitled to take a deduction in respect of the payment of the non-Tax claim and whether (and to what extent) the receipt of the indemnity payment by such Indemnitee is taxable to such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(g) Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations of any Foreign Borrower with respect to the indemnification and expense reimbursement obligations set forth in this Section shall, to the extent reasonably ascertainable, be limited to losses, claims, damages, liabilities, costs and expenses arising out of or relating to the obligations of such Foreign Borrower under this Agreement and the other Loan Documents (including the enforcement thereof) and such Foreign Borrower’s use or proposed use of the proceeds of any Loan made to such Foreign Borrower or Letter of Credit issued for the account of such Foreign Borrower.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than in a transaction permitted pursuant to Section 7.05 or 7.06) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $2,500,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment if such assignment is to a Person that is not a Revolving Credit Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

(viii) Alternative Currencies. Unless at the time of any assignment an Event of Default shall have occurred and be continuing, no such assignment shall be made to any Person that cannot make Loans to the Borrowers in all Alternative Currencies then available to the Borrowers hereunder unless the Company consents to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of, and shall record, the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest on) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender (and as a Voting Defaulting Lender). The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. In addition to the previous sentence, a Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 60 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality.

(a) Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such

Information, will be instructed to keep such Information confidential and will either have a legal obligation to keep such Information confidential or shall agree to keep such Information confidential in accordance with the provisions of this Section 11.07), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or to any credit insurance provider relating to a Borrower and its obligations, (vii) with the prior written consent of the Company or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

(b) For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information shall be assumed to be confidential unless marked “PUBLIC”. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) The Administrative Agent, the Lenders and the L/C Issuers acknowledge that the Company and its Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Company nor any Subsidiary will be obligated to release, disclose or otherwise make available to the Administrative Agent, any Lender or any L/C Issuer any classified information to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information. The Administrative Agent, the Lenders and the L/C Issuers agree that (i) in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action implicating such classified information or government-issued property; and (ii) upon notice from the Company, the Administrative Agent, the Lenders and the L/C Issuers shall take such steps in accordance with the Loan Documents as may reasonably be requested by the Company to enable the Company or any Subsidiary thereof to comply with the Foreign Ownership Control or Influence requirements of the United States Federal government imposed from time to time.

(d) Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement and the other Loan Documents shall become effective when it or they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Defaulting Lender, (d) any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders, Required Revolving Lenders or Required Term Lenders, as applicable, but requires the consent of such Lender, (e) any Multicurrency Revolving Credit Lender (other than the Swing Line Lender) does not consent to (or is deemed to have refused) a request by the Company under Section 1.06 that Eurocurrency Rate Loans be made and/or Letters of Credit issued in a currency other than those specifically listed in the definition of “Alternative Currency” and the Required Multicurrency Revolving Lenders have consented to such currency, (f) any Lender does not agree to a request by the Company to approve a Subsidiary of the Company as a Designated Borrower under and in accordance with Section 2.14 if the Required

Revolving Lenders have otherwise approved such Subsidiary or (g) any Lender delivers a notice pursuant to Section 3.02, then, in each case, the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that

(i) the Company shall have paid (or caused to be paid) to the Administrative Agent the assignment fee specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment under a situation described in subpart (d), (e) or (f) above, such replacement, when combined with all other replacements effectuated by this Section for such purpose, will allow the action or event giving rise to such right of replacement to be successfully consummated;

(v) in the case of any such assignment resulting from a notice under Section 3.02, such assignment will result in an elimination of such illegality; and

(vi) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A), each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law)

11.20 Release of Guaranty. Each party to this Agreement agrees as follows:

(a) in the event that (i) any Loan Party Disposes of all of the Equity Interests of a Subsidiary Guarantor in a Disposition that is permitted hereunder or to which Required Lenders have otherwise consented or (ii) the Company provides written notice to the Administrative Agent that any Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute the Subsidiary Guaranty, and in any such case the Company desires to obtain a release of such Domestic Subsidiary from the Subsidiary Guaranty, then such Loan Party and the Company shall deliver to the Administrative Agent a certificate from a Responsible Officer of the Company stating that the Equity Interests subject to such Disposition are being Disposed of in compliance with the terms hereof (including detail as to the provision hereunder pursuant to which such Disposition is permitted) and/or that such Subsidiary Guarantor is no longer a Material Domestic Subsidiary or a Domestic Subsidiary required to execute or be a party to the Subsidiary Guaranty;

(b) if the Administrative Agent shall not have objected to the facts and statements (including with respect to whether the described situation properly gives rise to a permitted release of a Subsidiary Guarantor under the Loan Documents) set forth in such Responsible Officer’s certificate within three Business Days after its receipt thereof, then such release shall be deemed to have occurred; and

(c) in connection therewith and subject to Section 9.10 (including the right of the Administrative Agent to obtain confirmation thereof from the Required Lenders), the Administrative Agent shall, at the Company’s sole expense and at the Company’s request, (i) promptly execute and file in the appropriate location and deliver to the Company such termination and full or partial release statements or confirmations thereof, as applicable, and (ii) do such other things as are reasonably necessary to release Subsidiary Guarantors promptly upon the effectiveness of any such Disposition or other relevant occurrence.

ANNEX B

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Multicurrency Revolving Credit Commitment	Applicable Multicurrency Revolving Credit Percentage	US Dollar Revolving Credit Commitment	Applicable US Dollar Revolving Credit Percentage	Term Loan Commitment	Applicable Term Loan Percentage	Total Commitment	Total Commitment Percentage
Bank of America, N.A.	$77,058,823.54	7.872596154942%	$0.00	0.000000000000%	$50,473,529.40	7.705882351145%	$127,532,352.94	7.705882352870%
Wells Fargo Bank, National Association	$77,058,823.54	7.872596154942%	$0.00	0.000000000000%	$50,473,529.40	7.705882351145%	$127,532,352.94	7.705882352870%
BNP Paribas / Bank of the West	$77,058,823.53	7.872596153920%	$0.00	0.000000000000%	$50,473,529.41	7.705882352672%	$127,532,352.94	7.705882352870%
Citibank, N.A.	$77,058,823.53	7.872596153920%	$0.00	0.000000000000%	$50,473,529.41	7.705882352672%	$127,532,352.94	7.705882352870%
Mizuho Corporate Bank, Ltd.	$64,705,882.35	6.610576922788%	$0.00	0.000000000000%	$42,382,352.94	6.470588235115%	$107,088,235.29	6.470588235045%
HSBC Bank USA, National Association	$58,823,529.41	6.009615384446%	$0.00	0.000000000000%	$38,529,411.77	5.882352941985%	$97,352,941.18	5.882352941390%
US Bank National Association	$58,823,529.41	6.009615384446%	$0.00	0.000000000000%	$38,529,411.77	5.882352941985%	$97,352,941.18	5.882352941390%
Sumitomo Mitsui Banking Corporation	$58,823,529.41	6.009615384446%	$0.00	0.000000000000%	$38,529,411.77	5.882352941985%	$97,352,941.18	5.882352941390%
SunTrust Bank	$58,823,529.41	6.009615384446%	$0.00	0.000000000000%	$38,529,411.77	5.882352941985%	$97,352,941.18	5.882352941390%
Union Bank, N.A.	$58,823,529.41	6.009615384446%	$0.00	0.000000000000%	$38,529,411.77	5.882352941985%	$97,352,941.18	5.882352941390%
The Royal Bank of Scotland plc	$44,117,647.06	4.507211538590%	$0.00	0.000000000000%	$28,897,058.82	4.411764705344%	$73,014,705.88	4.411764705740%
BMO Harris Financing Inc.	$43,717,789.23	4.466360678554%	$0.00	0.000000000000%	$28,635,151.94	4.371778922137%	$72,352,941.17	4.371778922659%
TD Bank, N.A.	$43,717,789.23	4.466360678554%	$0.00	0.000000000000%	$28,635,151.94	4.371778922137%	$72,352,941.17	4.371778922659%
Westpac Banking Corporation	$30,211,480.36	3.086509411784%	$0.00	0.000000000000%	$19,788,519.64	3.021148036641%	$50,000,000.00	3.021148036254%
Barclays Bank PLC	$29,411,764.71	3.004807692734%	$0.00	0.000000000000%	$19,264,705.88	2.941176470229%	$48,676,470.59	2.941176470695%
Branch Banking and Trust Company	$29,411,764.71	3.004807692734%	$0.00	0.000000000000%	$19,264,705.88	2.941176470229%	$48,676,470.59	2.941176470695%
Australia and New Zealand Banking Group Limited	$29,411,764.70	3.004807691712%	$0.00	0.000000000000%	$19,264,705.88	2.941176470229%	$48,676,470.58	2.941176470091%

URS Corporation

Second Amendment to Credit Agreement and First Amendment to Subsidiary Guaranty

Annex B

Lender	Multicurrency Revolving Credit Commitment	Applicable Multicurrency Revolving Credit Percentage	US Dollar Revolving Credit Commitment	Applicable US Dollar Revolving Credit Percentage	Term Loan Commitment	Applicable Term Loan Percentage	Total Commitment	Total Commitment Percentage
Capital One, N.A.	$17,647,058.82	1.802884615027%	$0.00	0.000000000000%	$11,558,823.53	1.764705882443%	$29,205,882.35	1.764705882175%
Comerica Bank	$14,705,882.35	1.502403845856%	$0.00	0.000000000000%	$9,632,352.94	1.470588235115%	$24,338,235.29	1.470588235045%
Northern Trust Company	$11,764,705.88	1.201923076685%	$0.00	0.000000000000%	$7,705,882.36	1.176470589313%	$19,470,588.24	1.176470588520%
Chang Hwa Commercial Bank, Ltd., Los Angeles Branch	$8,823,529.41	0.901442307514%	$0.00	0.000000000000%	$5,779,411.77	0.882352941985%	$14,602,941.18	0.882352941390%
City National Bank	$8,823,529.41	0.901442307514%	$0.00	0.000000000000%	$5,779,411.77	0.882352941985%	$14,602,941.18	0.882352941390%
E.Sun Commercial Bank, Ltd., Los Angeles Branch	$0.00	0.000000000000%	$7,647,058.82	36.111111091435%	$5,008,823.53	0.764705882443%	$12,655,882.35	0.764705882175%
Mega International Commercial Bank Co., Ltd. New York Branch	$0.00	0.000000000000%	$7,647,058.82	36.111111091435%	$5,008,823.53	0.764705882443%	$12,655,882.35	0.764705882175%
Bank of Taiwan, Los Angeles Branch	$0.00	0.000000000000%	$5,882,352.95	27.777777817130%	$3,852,941.18	0.588235294656%	$9,735,294.13	0.588235294864%

Total	$978,823,529.41	100.000000000000%	$21,176,470.59	100.000000000000%	$655,000,000.00	100.000000000000%	$1,655,000,000.00	100.000000000000%

URS Corporation

Second Amendment to Credit Agreement and First Amendment to Subsidiary Guaranty

Annex B